Exhibit 10.2

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ROYALTY PURCHASE AGREEMENT

dated as of July 14, 2021

among

KUROS BIOSCIENCES AG, as Swiss Parent

KUROS US LLC, as US Parent

KUROS ROYALTY FUND (US) LLC, as Seller,

and

XOMA (US) LLC, as Purchaser

TABLE OF CONTENTS

Page

Article I DEFINED TERMS AND RULES OF CONSTRUCTION1

Section 1.1Defined Terms.1

Section 1.2Rules of Construction.12

Article II PURCHASE AND SALE OF THE PURCHASED ROYALTY PAYMENTS13

Section 2.1Purchase and Sale.13

Section 2.2Purchase Price.14

Section 2.3No Assumed Obligations.15

Section 2.4Excluded Assets.16

Article III REPRESENTATIONS AND WARRANTIES OF SELLER16

Section 3.1Organization.16

Section 3.2No Conflicts.17

Section 3.3Authorization.17

Section 3.4Ownership.17

Section 3.5Governmental and Third Party Authorizations.18

Section 3.6No Litigation.18

Section 3.7Solvency; No Adverse Change.18

Section 3.8Tax Matters.19

Section 3.9No Brokers’ Fees.19

Section 3.10Compliance with Laws.20

Section 3.11Intellectual Property Matters.19

Section 3.12Checkmate License Agreement.21

Section 3.13UCC Matters.24

Section 3.14Margin Stock.25

Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER24

Section 4.1Organization.25

Section 4.2No Conflicts.25

Section 4.3Authorization.25

Section 4.4Governmental and Third-Party Authorizations.26

Section 4.5No Litigation.26

Article V COVENANTS26

Section 5.1Notices; Books and Records; Audit Right.26

Section 5.2Public Announcement; Use of Names.30

Section 5.3Commercially Reasonable Efforts; Further Assurances.31

Section 5.4Royalty Payments.33

Section 5.5License Agreements.35

Section 5.6Termination of a License Agreement.38

Section 5.7Audits of Licensee Books and Records.39

Section 5.8Tax Matters.39

Section 5.9Existence.41

Section 5.10Protective Rights Agreement.41

Section 5.11IP Transfer; Reimbursement of Expenses.40

Section 5.12Seller Party Support.42

Section 5.13Special Purpose Vehicle.43

Section 5.14Covenants of US Parent.44

i

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

TABLE OF CONTENTS
(continued)

Page

Section 5.15Joint Escrow Account45

Section 5.16No Solicitation46

Article VI CLOSING; CLOSING CONDITIONS47

Section 6.1Closing.47

Section 6.2Conditions Applicable to Purchaser.47

Section 6.3Conditions Applicable to Seller.48

Section 6.4Closing Deliverables of the Seller Parties.48

Section 6.5Closing Deliverables of Purchaser.49

Article VII TERMINATION49

Section 7.1Termination Prior to Closing Date49

Section 7.2Effect of Termination50

Article VIII INDEMNIFICATION50

Section 8.1Indemnification by Seller Parties.50

Section 8.2Indemnification by Purchaser.51

Section 8.3Procedures.52

Section 8.4Exclusive Remedy.53

Section 8.5No Consequential Damages.53

Section 8.6Right to Set-Off Damages.53

Article IX MISCELLANEOUS54

Section 9.1Termination after the Closing Date.54

Section 9.2Survival.54

Section 9.3Specific Performance; Equitable Relief.54

Section 9.4Notices.55

Section 9.5Successors and Assigns.56

Section 9.6Nature of Relationship.56

Section 9.7Entire Agreement.56

Section 9.8Governing Law.57

Section 9.9Confidentiality.57

Section 9.10Severability.58

Section 9.11Counterparts.58

Section 9.12Amendments; No Waivers.58

Section 9.13Cumulative Remedies.58

Section 9.14Table of Contents and Headings.58

Section 9.15No Presumption Against Drafting Party.58

EXHIBIT LIST:

Exhibit ABill of Sale

Exhibit BExecuted Checkmate Consent

Exhibit CProtective Rights Agreement

Exhibit DProduct Patents

Exhibit ELicense Agreements

Exhibit FForm of Legal Opinion

ii

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ROYALTY PURCHASE AGREEMENT

This ROYALTY PURCHASE AGREEMENT (this “Agreement”) dated as of July 14, 2021 (the “Effective Date”), is among KUROS BIOSCIENCES AG, a corporation organized and existing under the laws of Switzerland, located at Wagistrasse 25 Schlieren, 8952 Switzerland (“Swiss Parent”), KUROS US LLC, a Delaware limited liability company and a wholly-owned subsidiary of Swiss Parent (“US Parent”), KUROS ROYALTY FUND (US) LLC, a Delaware limited liability company and a wholly-owned subsidiary of US Parent (“Seller”, and together with Swiss Parent and US Parent, collectively, the “Seller Parties” and, individually, each a “Seller Party”) and XOMA (US) LLC, a Delaware limited liability company with its principal place of business at 2200 Powell Street, Suite 310, Emeryville, California 94608 (“Purchaser”).

W I T N E S E T H:

WHEREAS, pursuant to the Checkmate License Agreement, Swiss Parent has the right to receive certain milestone and royalty payments from Checkmate based on the development and sale of Checkmate Licensed Products (in each case, as defined below); and

WHEREAS, Swiss Parent desires to enter into an arrangement whereby after the date hereof it will transfer at arm’s length all right, title and interest of Swiss Parent and any of its Affiliates in, to and under the Checkmate License Agreement and the Transferred IP (as defined below) to US Parent (all of the foregoing, collectively, the “IP Transfer”) in exchange for the payment by US Parent to Swiss Parent of the book value of such assets and the right to receive the Kuros Milestone Payments (as defined below); and

WHEREAS, US Parent desires to enter into an arrangement whereby immediately after the IP Transfer it will contribute to the Seller all of its right, title and interest to the Checkmate Royalty Payments (as defined below) in exchange for one hundred percent (100%) equity interest in the Seller; and

WHEREAS, Seller desires to sell, assign, transfer, convey and grant to Purchaser, free and clear of all Liens (as defined below), and Purchaser desires to purchase, acquire and accept from Seller, the Checkmate Royalty Payments, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto (each a “Party,” and collectively, the “Parties”) covenant and agree as follows:

Article I
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1Defined Terms.  The following terms, as used herein, shall have the following respective meanings:

“Adverse Change” means any event, circumstance or change that could reasonably be expected to result, individually or in the aggregate, in a material adverse effect on: (a) the legality, validity

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

or enforceability of any of the Transaction Documents, the License Agreements or the first-priority security interest granted pursuant to Section 2.1(c); (b) the right or ability of any Seller Party to perform any of its obligations under any of the Transaction Documents or under any License Agreement; (c) the right or ability of any Seller Party to exercise any of its rights or remedies under any License Agreement; (d) the right or ability of any Seller Party or Purchaser to consummate the transactions contemplated hereunder or under any of the other Transaction Documents to which it is a party; (e) the right or ability of Purchaser to exercise any of its rights or remedies under any of the Transaction Documents; (f) the Product IP Rights; (g) the Checkmate Royalty Payments, including, without limitation, the timing, amount or duration of the Checkmate Royalty Payments or the right of Purchaser to receive the Checkmate Royalty Payments; or (h) the Checkmate Licensed Products.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Associate” means any Person’s Subsidiary or other Affiliate and the respective Representatives of such Subsidiary or other Affiliate.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof; provided that in the case of an involuntary petition, such Person has not challenged such petition within 90 days thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by Seller and Purchaser attached hereto as Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in California are authorized or required by Applicable Law to remain closed.

“CDA” has the meaning set forth in Section 9.9.

“Checkmate” means Checkmate Pharmaceuticals, Inc., a Delaware corporation, having its registered office at One Broadway, 14th Floor, Cambridge, MA 02142, USA.

“Checkmate Consent” means the Consent and Acknowledgement executed by Checkmate, Purchaser and Seller, attached hereto as Exhibit B.

“Checkmate License Agreement” means (a) that certain License Agreement dated June 17, 2015, by and between Kuros Biosciences AG (formerly Cytos Biotechnology Ltd.), a company registered in Switzerland whose registered office is at Wagistrasse 25, 8952 Schlieren, Switzerland, and Checkmate Pharmaceuticals, Inc. (formerly Checkmate Pharmaceuticals, LLC), a Delaware corporation, having its registered office at One Broadway, 14th Floor, Cambridge, MA 02142, USA, as amended by that certain Amendment No. 1 to License Agreement, effective as of August 15, 2017, and as further amended by the certain Amendment No. 2 to License Agreement, effective as of January 5, 2018, and (b) any New License Agreement relating to one or more of the Products licensed under the existing Checkmate License Agreement described in clause (a) (either now or in the future), as amended from time to time.

“Checkmate Licensed Patents” means “Licensor Patents” as defined in the Checkmate License Agreement as of the date hereof; provided that [*] Patent of patent families identified by Kuros References [*], which Kuros and Checkmate have decided by mutual agreement to [*] (namely, said Patents in patent family [*] and said Patents in patent families [*]).

“Checkmate Licensed Product” means (a) each “Licensed Compound” and “Licensed Product” as defined in the Checkmate License Agreement, and (b) in the case of a New License Agreement entered into by Seller in accordance with the terms hereof relating to any of the products listed directly above in subsection (a), the analogous term for “product,” “licensed product,” “compound” or any comparable concept as defined in the related New License Agreement.

“Checkmate Royalty Payments” means and includes:

(a) all future royalty payments payable (i) by Checkmate pursuant to the Checkmate License Agreement at the times set forth therein, including all royalty payments specified in Section 5.3.1 of the Checkmate License Agreement, (ii) under any New License Agreement at the applicable times set forth therein, and/or (iii) if a Terminated Checkmate Licensed Product is developed internally and sold by any of the Seller Parties or Third Parties on any of the Seller Parties’ behalf, then the royalty payments that would have been payable under the Checkmate License Agreement or such other License Agreement (as applicable) with respect to Net Sales of such Product(s) thereunder as applied to Net Sales of such Product(s) by any of the Seller Parties or Third Parties on any of the Seller Parties’ behalf during the applicable periods as set forth

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

therein, in each of the foregoing (i)-(iii), including (x) Purchaser’s applicable portion of any payments under a License Agreement in lieu of any such payments (including any amounts payable pursuant to indemnification obligations in lieu of such payments), (y) any unearned portion of any minimum royalty payment, and (z) any overdue interest on any such royalty payments;
(b) [*] of the [*] milestone payment paid with respect to [*] under the Checkmate License Agreement related to [*];
(c) [*] of all other milestone payments payable upon achievement of each such milestone and any other payments or consideration attributable to, given or exchanged for a license or sublicense or otherwise in consideration of any of the rights granted under a License Agreement (other than royalty payments subject to subsection (a) above) (i) by Checkmate pursuant to the Checkmate License Agreement at the time set forth therein, including all payments specified in Section 5.2 of the Checkmate License Agreement and/or (ii) under any New License Agreement at the applicable times set forth therein, in each instance, (x) regardless of whether such milestone is achieved prior to the date hereof, between the date hereof and the Closing Date, or at any time thereafter and (y) for clarity, such consideration may include any milestone payment, fixed fee, option fee, license fee, maintenance fee, equity, joint marketing fee, research and development funding in excess of budgeted cost of performing research and development activities expressly performed pursuant to a research plan and budget previously agreed to between the parties to such agreement, and any other property, consideration or thing of value given or exchanged for a license or sublicense or otherwise in consideration of any of the rights granted under a License Agreement, regardless of how the parties thereto characterize such payments or consideration;
(d) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clauses (a)-(c) above; and
(e) all proceeds (as defined under the UCC) of any of the foregoing.

“Checkmate Royalty Reports” means the quarterly written reports set forth in Section 5.3.7 of the Checkmate License Agreement as of the date hereof.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Collateral” means the Collateral (as defined in the Protective Rights Agreement).

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, the same reasonable, diligent, good faith efforts to accomplish such objective as a commercially reasonable Person of similar character would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the research, development and license of a Product by any of the Seller Parties, such efforts shall be substantially equivalent to those efforts and resources commonly used by a commercially reasonable Person of similar character as the Seller Parties (including Swiss Parent) for products owned by it or to which it has rights, which product is at a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

similar stage in its development or product life and is of similar market potential. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Product, and it is anticipated that the level of effort may be different for different markets, and may change over time, reflecting changes in the status of the Product and the market(s) involved.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Disclosure Letter” means the letter (if any) delivered by the Seller Parties to Purchaser at the Closing, in form and substance acceptable to Purchaser.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale leaseback and any sale of equity interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Depository Bank” means Bank of New York Mellon or such other bank or financial institution as may be agreed between the parties from time to time.

“Disputes” has the meaning set forth in Section 3.11(f).

“Dollar” or the sign “$” means United States dollars.

“EMA” means the European Medicines Agency.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“First Approval” means the first approval of a New Drug Application (as defined in the Checkmate License Agreement) or MMA (as defined in the Checkmate License Agreement) for a Licensed Product.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, self-regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the FDA, the EMA and any other government authority in any jurisdiction.

“Intercompany Debt” has the meaning set forth in Section 3.7.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“IP Collateral” means (a) all Product IP Rights (i) owned by any of the Seller Parties or any of their respective Affiliates or (ii) to which any of the Seller Parties or any of their respective Affiliates has a license, sublicense or other similar right and has the ability to grant a security interest in and to as provided for in this Agreement or any Transaction Document without violating the terms of any agreement or other arrangement with any Third Party, and (b) all Regulatory Documentation and Regulatory Approvals (i) owned or held by or in the name of any of the Seller Parties or any of their respective Affiliates or (ii) to which any of the Seller Parties or any of their respective Affiliates has any other right, title or interest, in each of the foregoing (i) and (ii), to the extent such Seller Party or such Affiliate has the ability to grant a security interest in and to as provided for in this Agreement or any Transaction Document without violating the terms of any agreement or other arrangement with any Third Party and to the extent permitted under Applicable Law. Without limiting the foregoing, the “IP Collateral” shall automatically be deemed to include any additional Product IP Rights, Regulatory Documentation and Regulatory Approvals to which any of the Seller Parties or any of their respective Affiliates later acquires or obtains ownership or control to the extent such asset would have been included among the “IP Collateral” as defined above if such asset was owned or controlled by such Seller Party or such Affiliate as of the date of this Agreement, including any such assets that are subsequently licensed, sublicensed, transferred or assigned to any of the Seller Parties or any of their respective Affiliates pursuant to any License Agreement.

“Joint Escrow Account” means the deposit account established and maintained at the Depository Bank into which payments of 100% of all payments made under the Checkmate License Agreement (including any Purchased Royalty Payments) are to be remitted in accordance with the terms of this Agreement (and the terms of an escrow agreement to be agreed upon by Seller and Purchaser) and the account from which the Depository Bank transfers funds into the Purchaser Account and the Seller Account.

“Knowledge” means (a) with respect to the Seller Parties or Seller, the actual knowledge of [*] and any Person identified as the recipient for notices under any License Agreement and (b) with respect to Purchaser, the actual knowledge of [*] or, with respect to (a) and (b) directly above, their respective successors in such positions, or, in each case, to the extent any such person or position does not exist at any time, the knowledge of another person with equivalent responsibility, regardless of title; further in each case together with the knowledge that each such individual would have reasonably obtained after making a reasonable inquiry with respect to the particular matter in question.

“Kuros Milestone Payment” and “Kuros Milestone Payments” have the meanings set forth in Section 2.2(b).

“License Agreement” means the Checkmate License Agreement and any New License Agreement.

“Licensee” means (a) any licensee under the Checkmate License Agreement and any successor or assignee thereunder, and (b) with respect to any New License Agreement entered into by any of the Seller Parties in accordance with the terms hereof, any licensee and any successor or permitted assignee thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or other liability or performance of an obligation, including any conditional sale or any sale with recourse.

“Loss” means any loss, assessment, award, cause of action, claim, charge, cost, expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), fine, judgment, liability, obligation, penalty or Set-off.

“Milestone Payments” means those payments payable pursuant to (x) subsections (b) and (c) of the definition of Checkmate Royalty Payments and (y) subsection (d) and (e) of the definition of Checkmate Royalty Payments to the extent related to payments payable pursuant to subsections (b) and (c) thereof. For purposes of clarity, the remaining share of milestone payments under the Checkmate License not included among the Checkmate Royalty Payments with respect to a given payment shall be referred to collectively as the “Non-Purchaser Share of Milestone Payments”.

“Net Sales” means:

(A) with respect to the Checkmate License Agreement, the definition of “Net Sales” as contained therein as of the date hereof.
(B) with respect to any New License Agreement, the definition of “Net Sales” as defined therein.
(C) with respect to a Terminated Checkmate Licensed Product, “Net Sales” shall have the same meaning as the definition of “Net Sales” in the Checkmate License Agreement as of the date hereof, with the necessary changes being made to replace all references to Checkmate with the applicable Seller Party.

“New License Agreement” has the meaning set forth in Section 5.6(b).

“Party” and “Parties” has the meaning set forth in the preamble.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office or any other comparable Governmental Authority within or outside the U.S., for any Product IP Rights that are Patents.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and rights to claim priority from any of these patents or applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations in part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

renewals, substitutions and extensions (including any patent term extensions, supplementary protection certificates, and the like) of the foregoing patents or patent applications, and (e) any other post-grant proceedings and all foreign equivalents thereof.

“Permitted Liens” means (1) any Liens created, permitted or required by the Transaction Documents in favor of Purchaser or its Affiliates, (2) any Lien created by the Purchaser or its Affiliates, and (3) any Lien that shall be removed by Closing.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Price Approvals” means, in any jurisdiction where Regulatory Agencies may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such pricing and/or pricing reimbursement approval or determination.

“Product IP Rights” means, all intellectual property rights owned or controlled by any of the Seller Parties or any of their respective Affiliates relating or directed to or otherwise covering any of the Products, including all of the following and all rights of the following types, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Trademarks”); (b) Patents; (c) works of authorship and copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (d) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other confidential or proprietary information and materials (collectively, “Trade Secrets”); and (e) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Trademarks, Patents, Copyrights or Trade Secrets. Without limiting the foregoing, the Product IP Rights include the Licensor Technology (as defined in the Checkmate License Agreement as of the date hereof) and all of each of the Seller Parties’ respective right, title and interest in and to any Joint Inventions (including any Intellectual Property rights therein or thereto) (as those terms are defined in the Checkmate License Agreement) as well as the Product Patents.

“Product Patent” means the Patents included in the Checkmate Licensed Patents. The Product Patents at the time of Closing are listed in Exhibit D.

“Products” means each of the Checkmate Licensed Products.

“Protective Rights Agreement” means the Protective Rights Agreement by and between US Parent, Seller and Purchaser to be executed at the Closing attached hereto as Exhibit C. For the avoidance of doubt, the Protective Rights Agreement is not intended to derogate from the validity of the true and absolute sale of the Purchased Royalty Payments, as contemplated by this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Agreement and as evidenced by the Bill of Sale, but rather is being executed and delivered solely to protect Purchaser’s interests to the extent such assignment becomes subject to a Recharacterization despite the Parties’ intentions.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Royalty Payments” means the Checkmate Royalty Payments.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” means a bank account to be designated by Purchaser in writing within 10 days of the date hereof, which account Purchaser may change from time to time by furnishing written notice to the Seller.

“Purchaser Indemnified Party” has the meaning set forth in Section 8.1.

“Recharacterization” means a judgment or order by a court of competent jurisdiction that Seller’s right, title and interest in, to and under the Checkmate License Agreement and the Purchased Royalty Payments were not fully sold, assigned and transferred to Purchaser pursuant to, as contemplated by, and subject to the provisions of this Agreement and the Bill of Sale, but instead that such transaction(s) constituted a loan and security device.

“Recoveries” has the meaning set forth in Section 5.5(h).

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.

“Regulatory Approvals” means, collectively, all regulatory approvals, licenses, registrations, certificates, authorizations, permits and supplements thereto, including Price Approvals, as well as associated materials (including the product dossier) pursuant to which any Products (subject to any applicable License Agreement) may be researched, developed, manufactured, used, stored, transported, marketed, imported, exported, sold, distributed and/or otherwise commercialized in a jurisdiction, issued by the appropriate Regulatory Agency.

“Regulatory Documentation” means any and all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) prepared for submission to a Regulatory Agency or research ethics committee with a view to the granting of any Regulatory Approval, and any correspondence to or with the EMA or FDA or any other Regulatory Agency with respect to a Product (including minutes and official contact reports relating to any communications with any Regulatory Agency), and all data contained in any of the foregoing, including all regulatory authorizations, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Royalty Quarter” means the three-month period ending on the last day of each of March, June, September and December of each calendar year.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Party” and “Seller Parties” have the meanings set forth in the preamble.

“Seller Account” means a bank account to be designated by Seller in writing within 10 days of the date hereof, which account Seller may change from time to time by furnishing written notice to Purchaser.

“Seller Indemnified Party” has the meaning set forth in Section 8.2.

“Set-off” means any set-off, off-set, rescission, counterclaim, credit, reduction, or deduction, including any of the foregoing resulting from any of the Seller Parties’ breach of the Checkmate License Agreement or which a Licensee or Sublicensee may otherwise be entitled to take or claim based on any of the Seller Parties’ breach of any License Agreement.

“Solvent” means, with respect to any Person individually, or group of Persons taken together on a combined basis, as applicable, on a particular date, that on such date (a) the present fair saleable value of such Person’s property and assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of such Person’s property and assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) such Person will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (d) such Person will not be rendered insolvent, will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) such Person has not incurred, will not incur and does not have any present plans or intentions to incur debts, liabilities or other obligations beyond its ability to pay such debts, liabilities or other obligations as they become absolute and matured, (f) such Person will not have become subject to any Bankruptcy Event, and (g) such Person will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code.

“Sublicensee” means any licensee of the Licensee under a Checkmate License Agreement.

“Swiss Parent” has the meaning set forth in the preamble.

“Swiss Parent Account” means Swiss Parent’s account with [*] which account Swiss Parent may change from time to time by furnishing written notice to Purchaser.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Terminated Checkmate Licensed Product” means a Checkmate Licensed Product that is (a) terminated by (i) Checkmate, or (ii) any Seller Party (as permitted herein), pursuant to Article 10 of the Checkmate License Agreement such that it is no longer a “Licensed Compound” or “Licensed Product” under the Checkmate License Agreement or (b) in the case of a New License Agreement entered into by any of the Seller Parties as contemplated and permitted herein, terminated in accordance with the terms thereof such that it is no longer a Checkmate Licensed Product under such New License Agreement, in each of (a) and (b), including all such Checkmate Licensed Product(s) terminated individually or terminated as a result of termination of the corresponding License Agreement in its entirety.

“Third Party” means any Person other than the Seller Parties or Purchaser or any of their respective Affiliates.

“Third Party Confidential Information” has the meaning set forth in Section 9.9.

“Transferred IP” means (a) all Product IP Rights (i) owned by any of the Seller Parties or any of their respective Affiliates or (ii) to which any of the Seller Parties or any of their respective Affiliates has a license, sublicense or other similar right and has the ability to assign, transfer and convey its right, title and interest therein and thereto to US Parent as contemplated in this Agreement or any other Transaction Document without violating the terms of any agreement or other arrangement with any Third Party, together with (b) all rights to income, royalties, and license fees deriving from any of the foregoing, all claims for damages by reason of past, present and future infringements of any of the foregoing or injury to the goodwill associated with any of the foregoing, and the right to sue for and collect such damages, as permitted under the applicable laws for any jurisdiction or country in which such claims may be asserted for the use and benefit of US Parent and its successors, assigns and other legal representatives, and (c) all Regulatory Documentation and Regulatory Approvals (i) owned or held by or in the name of any of the Seller Parties or any of their respective Affiliates or (ii) to which any of the Seller Parties or any of their respective Affiliates has any other right, title or interest, in each of the foregoing (i) and (ii), to the extent such Seller Party or such Affiliate has the ability to assign, transfer and convey its right, title and interest therein and thereto to US Parent as contemplated in this Agreement or any other Transaction Document without violating the terms of any agreement or other arrangement with any Third Party and to the extent permitted under Applicable Law.

“Transaction” means any transaction related, directly or indirectly to the Checkmate License or the Transferred IP.

“Transaction Documents” means this Agreement, the Bill of Sale, the CDA, the Protective Rights Agreement, the Disclosure Letter (if any) and the Checkmate Consent.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the first priority security interest or any portion thereof granted pursuant to Section 2.1(c) and Section 2.1(d) is

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States of America, its fifty (50) states, each territory thereof and the District of Columbia.

“US Parent” has the meaning set forth in the preamble.

“Valid Claim” means a claim of any unexpired Patent that has not been withdrawn, canceled or disclaimed nor held to be invalid or unenforceable by a court or tribunal of competent jurisdiction in an unappealed or unappealable decision or, in the case of any patent application, that has not been finally rejected in an appealed or unappealable decision by the relevant Patent Office.

Section 1.2Rules of Construction. Unless the context otherwise requires, in this Agreement:
(a)A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
(b)Unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC.
(c)Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.
(d)The definitions of terms shall apply equally to the singular and plural forms of the terms defined.
(e)The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
(f)Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.
(g)References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.
(h)References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.
(i)The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(j)The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.
(k)In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
(l)Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.
(m)Any reference herein to a term that is defined by reference to its meaning in the License Agreement shall refer to such term’s meaning in the License Agreement (including any other defined terms in such License Agreement that are included in such term’s meaning thereunder) as in existence on the date hereof, as modified by the Checkmate Consent, subject to any other changes otherwise consented in writing to by Purchaser after the date hereof.
Article II
PURCHASE AND SALE OF THE PURCHASED ROYALTY PAYMENTS
Section 2.1Purchase and Sale.
(a)Subject to the terms and conditions of this Agreement, on the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, all of Seller’s rights, title and interest in and to the Purchased Royalty Payments, free and clear of any and all Liens, other than Permitted Liens.
(b)Each Seller Party and Purchaser intend and agree that the sale, assignment, transfer and conveyance of the Checkmate Royalty Payments under this Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by Seller to Purchaser of the Checkmate Royalty Payments and that such assignment and sale shall provide Purchaser with the full benefits of ownership of the Checkmate Royalty Payments. Neither any Seller Party nor Purchaser intends the transactions contemplated under the Transaction Documents to be, or for any purpose to be characterized as, a loan from Purchaser to Seller or a pledge or assignment. Each Seller Party waives any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by Seller to Purchaser of the Checkmate Royalty Payments under Applicable Law, which waiver shall be enforceable against any Seller Party in any Bankruptcy Event in respect of any Seller Party. The sale,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

assignment, transfer, conveyance and granting of the Checkmate Royalty Payments shall be reflected on Seller’s financial statements and other records as a sale of assets to Purchaser. For clarity, the Checkmate Royalty Payments include, and Purchaser shall be entitled to receive payment hereunder based on, all Milestone Payments referenced in subsection (c) of the definition of Checkmate Royalty Payments based on milestones achieved prior to the date hereof (unless such amount has actually been paid to Seller prior to the date hereof and Seller provides written notice to Purchaser prior to the date hereof), between the date hereof and the Closing Date, or at any time thereafter.
(c)Notwithstanding the foregoing Section 2.1(b), Seller hereby grants and pledges to Purchaser, as security for its obligations created hereunder in the event that the transfer contemplated by this Agreement is held not to be a true sale, a first priority security interest in and to all of Seller’s right, title and interest in, to and under the Checkmate Royalty Payments, whether now owned or hereafter acquired, and any proceeds thereof (as such term is defined in the UCC) and, solely in such event, this Agreement shall constitute a security agreement. In furtherance of such grant of a first priority security interest, Seller hereby authorizes Purchaser or its designee, and Seller shall reasonably cooperate with Purchaser, to execute, record and file, and consents to Purchaser or its designee executing, recording and filing, at Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, in such manner and in such jurisdictions as are necessary or appropriate to evidence and perfect the sale of the Checkmate Royalty Payments and the first priority security interest in the Checkmate Royalty Payments granted by Seller to Purchaser under this Section 2.1(c).
(d)Notwithstanding Section 2.1(b), US Parent hereby grants and pledges to Purchaser, as security for its contractual obligations created hereunder, including in the event that the transfer contemplated by this Agreement is held not to be a true sale, a first priority security interest in and to all of its right, title and interest in, to and under the IP Collateral and the Checkmate Royalty Payments, whether now owned or hereafter acquired, and any proceeds thereof (as such term is defined in the UCC) and, solely in such event, this Agreement shall constitute a security agreement. In furtherance of such grant of a first priority security interest, US Parent hereby authorizes Purchaser or its designee, and US Parent shall reasonably cooperate with Purchaser, to execute, record and file, and consents to Purchaser or its designee executing, recording and filing, at Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, in such manner and in such jurisdictions as are necessary or appropriate to evidence and perfect the sale of the Checkmate Royalty Payments and the first priority security interest in the Checkmate Royalty Payments and the IP Collateral granted by US Parent to Purchaser under this Section 2.1(d).
Section 2.2Purchase Price. In full consideration for the sale, assignment, transfer and conveyance of the Purchased Royalty Payments, and subject to the terms and conditions set forth herein, Purchaser shall pay (or cause to be paid) to Seller or Seller’s designee (or, to the extent otherwise specified in Section 5.11, to Swiss Parent or Swiss Parent’s designee) the following amount(s) (the “Purchase Price”):

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a)on the Closing Date, the sum of Seven Million Dollars ($7,000,000), in immediately available funds by wire transfer to Seller Account; and
(b)provided that Purchaser has received all Checkmate Royalty Payments due from Checkmate based on Net Sales of Licensed Products and is still receiving Checkmate Royalty Payments at the time the applicable annual Net Sales threshold specified below is achieved, a one-time sales-based milestone payment following the first achievement by Checkmate of annual Net Sales of Licensed Products in Licensed Compound [*](as those terms are defined in the Checkmate License Agreement) in a given Calendar Year (“[*] Product Annual Net Sales”) that exceed each of the following thresholds (each, the “Annual Net Sales Threshold”) (each such sales-based milestone payment described in this Section 2.2(b) and payable by Purchaser hereunder, a “Kuros Milestone Payment” and collectively, the “Kuros Milestone Payments”):
Annual Net Sales Threshold	Kuros Milestone Payment
First Calendar Year in which [*] Product Annual Net Sales exceed [*]	[*]
First Calendar Year in which [*] Product Annual Net Sales exceed [*]	[*]
First Calendar Year in which [*] Product Annual Net Sales exceed [*]	[*]
First Calendar Year in which [*] Product Annual Net Sales exceed [*]	[*]
First Calendar Year in which [*] Product Annual Net Sales exceed [*]	[*]
First Calendar Year in which [*] Product Annual Net Sales exceed [*]	[*]

For clarity, each of the foregoing Kuros Milestone Payments shall only be paid once, provided, however, that it is expressly understood that in any given Calendar Year one or more Kuros Milestones may be achieved and paid.

Notwithstanding the foregoing, if [*] (as those terms are defined in the Checkmate License Agreement) and, as a result thereof, [*], then all future Kuros Milestone Payments described above and payable by Purchaser thereafter pursuant to this Section 2.2(b) shall automatically be reduced by [*] on a prospective basis effective as of [*].  Additionally, if [*], then all future Kuros Milestone Payments described above and payable by Purchaser thereafter pursuant to this Section 2.2(b) shall automatically be reduced by [*] on a prospective basis from and after such occurrence.

Section 2.3No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Royalty Payments and is not assuming any liability or obligation of any Seller Party or any of their Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown (including any liability or obligation of any Seller Party under a License Agreement and any payments required to be made to Third Parties). All such liabilities and obligations shall be retained by and remain liabilities and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

obligations of the Seller Parties or their Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.4Excluded Assets. Purchaser does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or rights, contract or otherwise, of any of the Seller Parties other than the Purchased Royalty Payments.
Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, each Seller Party hereby represents and warrants to Purchaser as of the date hereof and affirms that such will be true and accurate as of the date of Closing as follows:

Section 3.1Organization. Swiss Parent is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all necessary power and authority, and all licenses, permits, franchises, authorizations, consents and approvals, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Checkmate License Agreement and the Transaction Documents. US Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority, and all licenses, permits, franchises, authorizations, consents and approvals, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Checkmate License Agreement and the Transaction Documents. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority, and all licenses, permits, franchises, authorizations, consents and approvals, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Transaction Documents and, to the extent applicable, under the Checkmate License Agreement. Each Seller Party is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing could not reasonably be expected to result in an Adverse Change). US Parent is a wholly-owned subsidiary of Swiss Parent. Seller is a wholly-owned subsidiary of US Parent.
Section 3.2No Conflicts.
(a)None of the execution and delivery by any of the Seller Parties of any of the Transaction Documents, the performance by any of the Seller Parties of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (1) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority, in any case, applicable to any of the Seller

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Parties or any of its or their Affiliates, the Purchased Royalty Payments, the Collateral, or to which any of the Seller Parties’ or any of its or their Affiliates’ respective assets or properties may be subject or bound, (2) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which any of the Seller Parties or any of its or their Affiliates is a party or by which any of the Seller Parties or any of its or their Affiliates or any of their respective assets or properties, or any Collateral, is bound or committed (including a License Agreement) or (3) any term or provision of any of the organizational documents of any of the Seller Parties; (ii) except for the filing of the UCC-1 financing statements required hereunder (or under the Protective Rights Agreement), require any notification to, filing with, or consent of, any Person or Governmental Authority; (iii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of any of the Seller Parties or any of its or their Affiliates or any other Person, or to a loss of any benefit relating to the Purchased Royalty Payments or any of the other Collateral; or (iv) except as provided in any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Product IP Rights, the Products, the Checkmate License Agreement, the Purchased Royalty Payments, or any of the other Collateral.
(b)Except for Permitted Liens, no Seller Party has granted, nor does there exist, any Lien on the Transaction Documents, the License Agreement, the Purchased Royalty Payments, the Product IP Rights, the Products, or any of the other Collateral other than pursuant to the Protective Rights Agreement.
Section 3.3Authorization.
(a)The Seller Parties have the legal right under the terms of the Checkmate License Agreement and Applicable Law to enter into this Agreement and each of the other Transaction Documents, including, without limitation, the right to sell, assign, transfer and convey the Purchased Royalty Payments to Purchaser as contemplated hereby and by the other Transaction Documents.
(b)Each Seller Party has all power and authority to execute and deliver, and perform its obligations under, each of the Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery of each of the Transaction Documents and the performance by the Seller Parties of its and their obligations hereunder and thereunder have been duly authorized by each such Seller Party. Each of the Transaction Documents has been, and will be (as applicable), duly executed and delivered by each such Seller Party. Each of the Transaction Documents constitutes, and will constitute (as applicable) when executed and delivered by each such Seller Party, the legal, valid and binding obligation of each such Seller Party, enforceable against each such Seller Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.
Section 3.4Ownership.
(a)As of the date hereof, Swiss Parent is (and as of the Closing Date, US Parent together with Seller, is), the exclusive owner of the entire right, title (legal and equitable)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

and interest in, to and under the Purchased Royalty Payments and has good and valid title thereto, free and clear of all Liens (other than Permitted Liens). The Purchased Royalty Payments, in whole or in part, have not been pledged, sold, assigned, transferred, conveyed or granted by any of the Seller Parties to any Person other than Purchaser (other than the transfers among the Seller Parties expressly contemplated and required hereunder). The Seller Parties have full right to sell, assign, transfer and convey the Purchased Royalty Payments to Purchaser. Upon the sale, assignment, transfer and conveyance by Seller of the Purchased Royalty Payments to Purchaser, Purchaser shall acquire good, valid and marketable title to the Purchased Royalty Payments free and clear of all Liens (other than Permitted Liens), and, subject to those rights expressly retained by the Seller Parties pursuant to this Agreement, shall be the exclusive owner of the Purchased Royalty Payments.
(b)No Person other than Purchaser shall have any right to receive the Purchased Royalty Payments payable under this Agreement and the License Agreements (other than to the extent Purchaser assigns its right to receive such Purchased Royalty Payments to any other Person as permitted herein).
Section 3.5Governmental and Third Party Authorizations. The execution and delivery by the Seller Parties of the Transaction Documents, the performance by the Seller Parties of its and their obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer and conveyance of the Purchased Royalty Payments to Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of UCC financing statements, and any consent, approval, license, order, authorization or declaration previously obtained.
Section 3.6No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of the Seller Parties, threatened, against, relating to or affecting any Product, any Product IP Rights, or the Purchased Royalty Payments, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of the Seller Parties, threatened against, relating to or affecting any Product, any Product IP Rights, or the Purchased Royalty Payments, that, in each case, (i) could reasonably be expected to result in an Adverse Change, or (ii) challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents. To the Knowledge of the Seller Parties, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, proceeding, claim, demand, citation, summons, subpoena, investigation, or other proceeding.
Section 3.7Solvency; No Adverse Change. Each Seller Party has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents and its authorization, execution and delivery of the Transaction Documents, the Seller Parties’ incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in their own best interests. Upon consummation of the transactions contemplated by the Transaction

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Documents and the application of the proceeds therefrom, (a) the present fair saleable value of each Seller Party’s property and assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of each Seller Party’s property and assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) each Seller Party will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (d) each Seller Party will not be rendered insolvent, will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature. Upon consummation of the transactions contemplated by the Transaction Documents (x) each of US Parent and Seller has not incurred, will not incur and does not have any present plans or intentions to incur debts, liabilities or other obligations beyond its ability to pay such debts, liabilities or other obligations as they become absolute and matured other than the obligations owed by US Parent to Swiss Parent as a result of the transactions contemplated by Section 5.11 and including the obligations contemplated by Section 5.11(c) (the “Intercompany Debt”), (f) neither US Parent nor Seller will not have become subject to any Bankruptcy Event, and (g) neither US Parent now Seller, will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. No step has been taken or is intended by any Seller Party or, to the Knowledge of the Seller Parties, any other Person to make US Parent or Seller subject to a Bankruptcy Event. To the Knowledge of the Seller Parties, as of the date hereof, no event has occurred and no condition exists that could reasonably be expected to result in an Adverse Change.  Between the date hereof and the Closing Date, no Seller Party has caused an Adverse Change to occur or caused any condition to exist that could reasonably be expected to result in an Adverse Change.

Section 3.8Tax Matters. Each Seller Party has filed (or caused to be filed) all Tax returns and reports required by Applicable Law to have been filed by it, and all such Tax returns and reports are true, correct and complete, and each Seller Party has paid all Taxes required to be paid by it, except for any such Taxes that are not yet due or delinquent. There are no Liens for Taxes upon the Purchased Royalty Payments or any of the Seller Parties’ assets.
Section 3.9No Brokers’ Fees. Other than fees payable to [*] (which shall be borne solely by the Seller Parties), no Seller Party has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.
Section 3.10Compliance with Laws. Each Seller Party (a) has not violated, is not in violation of, or has not been given notice of any violation of, and (b) is not subject to, is not under investigation with respect to, or has not been threatened to be charged with or been given notice of any violation of, any Applicable Law, judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case with respect to clauses (a) and (b) above, that could reasonably be expected, individually or in the aggregate, to result in an Adverse Change. Each Seller Party is in material compliance with the requirements of all Applicable Laws a breach of any of which could reasonably be expected to result in an Adverse Change.
Section 3.11Intellectual Property Matters.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a)Exhibit D sets forth an accurate and complete list of all Product Patents, including for each such Product Patent: (i) the jurisdictions in which such Product Patent is pending, allowed, granted or issued, (ii) the patent number or pending patent application serial number, (iii) the scheduled expiration date of such issued Product Patent, including extensions granted and applied for, and (iv) the owner of such Product Patent.
(b)To the Knowledge of Seller, the issued patents in the Product Patents are valid and enforceable and in full force and effect. Each claim of any issued Product Patent, to the Knowledge of the Seller, is a Valid Claim.
(c)As of the date of this Agreement, Swiss Parent is the sole and exclusive owner of all right, title and interest in each of the Product Patents other than the rights held by Checkmate pursuant to the Checkmate License Agreement.  After consummating the IP Transfer, US Parent will be the sole and exclusive owner of all right, title and interest in each of the Product Patents other than the rights held by Checkmate pursuant to the Checkmate License Agreement. No Seller Party has pledged, assigned, sold, licensed, conveyed, granted, or otherwise transferred any rights to any of the Product Patents to any Person other than to Checkmate pursuant to the Checkmate License Agreement.
(d)To the Knowledge of Seller, there are no unpaid maintenance or renewal fees payable to any Third Party that currently are overdue for any of the Product Patents. To the Knowledge of Seller, no Product Patents have lapsed or been abandoned, cancelled or expired. Each individual associated with the filing and prosecution of the Patents, including the named inventors of the Product Patents, has to Knowledge of the Seller Parties complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the Product Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist. To the Knowledge of the Seller Parties, there is no Person who is or claims to be an inventor of any of the Product Patents who is not a named inventor thereof.
(e)To the Knowledge of Seller, subsequent to the issuance of any of the Product Patents, no Seller Party nor, to the Knowledge of the Seller Parties, Checkmate nor any Sublicensee has filed any disclaimer or made or permitted any other voluntary reduction in the scope of such Product Patent. To the Knowledge of Seller, Seller has not been and is not currently involved in any interference, re-examination, opposition, derivation or other post-grant proceedings involving any of the Product Patents, and to Seller’s Knowledge, the Seller Parties no allowable or allowed subject matter of the Product Patents is subject to any competing conception claims of allowable or allowed subject matter of any Patents of any Third Party.
(f)With the exception of: (i) ex parte patent prosecution with respect to the Product Patents and (ii) and proceedings before any Regulatory Agency with respect to the Products being prosecuted by any of the Seller Parties or a Licensee, there is, to Seller’s Knowledge, no opposition, interference, reexamination, derivation or other post-grant proceeding, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Disputes”) pending or, to the Knowledge of the Seller Parties, threatened involving any Seller Party or to the Knowledge of Seller, any Third Party, challenging the legality, validity, enforceability or ownership of or otherwise relating to any of the Product IP Rights (including the Product Patents) or that could give rise to any Set-off against the Purchased Royalty Payments. There are, to the Knowledge of Seller, no Disputes pending, or to the Knowledge of the Seller Parties, threatened, involving any of the Seller Parties and any Product, or, to the Knowledge of the Seller Parties, pending or threatened against any other Person (including Checkmate and any Sublicensees) and relating to any Product. To the Knowledge of Seller, neither any of the Product IP Rights (including the Patents) nor any Products is subject to any outstanding injunction, judgment, order, decree, ruling, settlement or other disposition of a Dispute.
(g)There is, to the Knowledge of Seller, no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit or proceeding, or any investigation or claim by any Person that claims that the development, manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product does or could infringe on any Patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights. None of the Seller Parties has received and, to the Knowledge of the Seller Parties, no Licensee has received any written notice asserting or claiming any such infringement or misappropriation in respect of any Product. To the Knowledge of Seller, there are no issued Patents owned by any Third Party that limit or would be infringed by or otherwise violated by the development, manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product, and, to the Knowledge of the Seller Parties, there are no pending patent applications owned by any Third Party containing claims that, if a Patent issues thereon, would limit or be infringed by or otherwise violated by the development, manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product.
(h)To the Knowledge of the Seller Parties, no Person has infringed or otherwise violated, or is infringing or otherwise violating, any Product IP Rights. No Seller Party has received any notice of infringement of any Product IP Rights.
(i)Each of the Seller Parties and, to the Knowledge of the Seller Parties, Checkmate, has taken all reasonable precautions to protect the secrecy, confidentiality and/or value of any Product IP Rights that are know-how or other trade secrets except where the failure to do so could not reasonably be expected to result in an Adverse Change.
(j)Except for the Product Patents, no Seller Party nor any of their Affiliates owns or licenses any Patents that, absent a license, would be infringed by the manufacture, use, sale, offer for sale or importation of any Product.
(k)To the Knowledge of Seller, no Seller Party has commissioned, nor has it received, any written legal opinion relating to any Product or Product Patent, including any freedom-to-operate, product clearance, patentability or right-to-use opinion.
Section 3.12Checkmate License Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a)Other than the Transaction Documents and the Checkmate License Agreement, there is no contract, agreement or other arrangement (whether written or oral) to which any of the Seller Parties nor any of their Affiliates is a party or by which any of their respective assets or properties is bound or committed (i) that affects or otherwise relates to the Purchased Royalty Payments or the Checkmate License Agreement as it relates to the Purchased Royalty Payments or the Product IP Rights, or (ii) for which breach, non-performance, termination, cancellation or failure to renew could reasonably be expected to result in an Adverse Change. The Checkmate License Agreement does not create a Lien on the Purchased Royalty Payments or the Product IP Rights.
(b)Attached hereto as Exhibit E are true, correct and complete copies of the Checkmate License Agreement and any confidentiality agreement relating thereto, as in effect on the date hereof, and there have been no amendments or modifications to such agreements which are not reflected in such Exhibit E.  Purchaser acknowledges that the Seller Parties have provided to Purchaser all material notices and correspondence with Checkmate since June 15, 2015 via electronic delivery to Purchaser of a personal storage table (.pst) file prior to the date hereof.
(c)The Checkmate License Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller Parties (namely, as of the date hereof, Swiss Parent, and as of the Closing Date, US Parent) and, to the Knowledge of Seller, Checkmate, enforceable against such Seller Party and, to the Knowledge of Seller, Checkmate in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles. The execution and delivery of, and performance of obligations under, the Checkmate License Agreement were and are within the powers of Swiss Parent and, to the Knowledge of Seller, Checkmate. The Checkmate License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Swiss Parent and, to the Knowledge of Seller, Checkmate. Following the execution and delivery of the Transaction Documents and the performance of the Parties’ rights and obligations under this Agreement and the other Transaction Documents, the Checkmate License Agreement will continue in full force and effect, without modification, except as specified in the Transaction Documents, and shall remain the legal, valid and binding obligation of the Seller Parties (namely, as of the date hereof, Swiss Parent, and as of the Closing Date, US Parent) and, to the Knowledge of Seller, Checkmate, enforceable against such Seller Party and, to the Knowledge of Seller, Checkmate in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles. As of the date hereof, Checkmate has not notified any Seller Party, in writing, that the transactions contemplated by the Transaction Documents could result in a breach, violation, cancellation or termination of, constitute a default under, or give Checkmate the right to exercise any remedy or obtain any additional rights under, the Checkmate License Agreement, or that the Checkmate License Agreement is not enforceable against Checkmate, in whole or in part.  Neither Checkmate nor any other Person has any right to consent to, approve, review or receive notice of the execution and delivery of the Transaction Documents and the performance of the Parties’ rights and obligations hereunder and thereunder.
(d)None of the Seller Parties, and to the Knowledge of the Seller Parties, Checkmate are in breach or violation of or in default under or have previously been in breach or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

violation of or in default under, the Checkmate License Agreement. None of the Seller Parties has received or sent any written notice (i) regarding the termination, breach, default or violation of, or the intention to terminate, breach, default, or violate, the Checkmate License Agreement, in whole or in part; (ii) that any event has occurred that, with notice or the passage of time or both, would constitute a default under the Checkmate License Agreement; (iii) challenging the legality, validity or enforceability of the Checkmate License Agreement or Checkmate’s obligation to pay the Checkmate Royalty Payments thereunder; (iv) asserting that any of the Seller Parties or Checkmate is in default of their obligations thereunder; or (v) regarding infringement under the Checkmate License Agreement. None of the Seller Parties has any intention of terminating the Checkmate License Agreement. To the Knowledge of the Seller Parties, no event has occurred that, with notice or the passage of time or both, would (1) give Checkmate the right to cease paying the Checkmate Royalty Payments, (2) give Checkmate or Seller the right to terminate the Checkmate License Agreement, or (3) constitute or give rise to any breach or default in the performance of the Checkmate License Agreement by any of the Seller Parties or Checkmate.
(e)None of the Seller Parties has waived any rights or defaults under the Checkmate License Agreement or released Checkmate, in whole or in part, from any of its obligations thereunder. There are no waivers, or modifications (or pending requests therefor) in respect of the Checkmate License Agreement. Other than those modifications in place at the time of this Agreement, none of the Seller Parties nor Checkmate has agreed to further amend or waive any provision of the Checkmate License Agreement, and there is no current proposal to do so.
(f)Except as provided in the Checkmate License Agreement, none of the Seller Parties is a party to any agreement providing for a sharing of, or providing for, or permitting any Set-off against, the Checkmate Royalty Payments. Except as provided in the Checkmate License Agreement, Checkmate does not have any right of Set-off under any contract or other agreement against the Checkmate Royalty Payments or any other amounts payable to any of the Seller Parties pursuant to the Checkmate License Agreement. Checkmate has not exercised, and, to the Knowledge of the Seller Parties, has not had the right to exercise, and no event or condition exists that, upon notice or passage of time or both, could reasonably be expected to permit Checkmate to exercise, any Set-off against the Checkmate Royalty Payments or any other amounts payable to any of the Seller Parties under either of the Checkmate License Agreement.
(g)Except as contemplated by Section 2.1 hereof, none of the Seller Parties (i) has assigned, sold, conveyed, granted or otherwise transferred any of its rights or obligations, in whole or in part, under either the Checkmate License Agreement nor (ii) has granted, incurred or suffered to exist any Liens (other than Permitted Liens) on the Checkmate License Agreement or any of its or their rights thereunder or on any of the Purchased Royalty Payments. Except as contemplated by Section 2.1 hereof, no Person other than the Swiss Parent (as of the date hereof) and US Parent as of the Closing Date) and its successors and assigns, is entitled to receive any of the royalties and other amounts payable by Checkmate under the Checkmate License Agreement.
(h)None of the Seller Parties has consented to any assignment, pledge, sale or other transfer (including licenses) by Checkmate of any of Checkmate’s rights or obligations

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

under the Checkmate License Agreement, and, to the Knowledge of the Seller Parties there is not any such assignment, pledge, sale or other transfer (including licenses) by Checkmate. None of the Seller Parties has received any notice from Checkmate, nor do any of the Seller Parties have any Knowledge, of Checkmate’s intent to pledge, assign, sell, convey, grant, or otherwise transfer (including licenses) any of Checkmate’s rights or obligations under the Checkmate License Agreement.
(i)None of the Seller Parties nor Checkmate has made any claim of indemnification under the Checkmate License Agreement.
(j)None of the Seller Parties has exercised its rights to conduct an audit under the Checkmate License Agreement.
(k)To the Knowledge of Seller, Checkmate has complied with its obligations to develop the Checkmate Licensed Products and to seek to obtain Regulatory Approval for the Checkmate Licensed Products pursuant to the Checkmate License Agreement.
Section 3.13UCC Matters.
(a)US Parent’s exact legal name is Kuros US LLC, its principal place of business is and since such date of organization has been, located at 1209 Orange Street, Corporation Trust Center, Wilmington DE 19801, and its jurisdiction of organization is, and since such date of organization has been, the State of Delaware. Since such date of organization, US Parent has not been the subject of any merger or corporate or other reorganization in which its identity or status was materially changed, except in each case when it was the surviving or resulting Person.
(b)The claims and rights of Purchaser created by the Transaction Documents in and to the Purchased Royalty Payments are not and shall not be subordinated to any creditor of any Seller Party or any other Person (other than as a result of Purchaser’s own election).
(c)No Seller Party nor any of its Affiliates has exercised any right of Set-off, upon or with respect to the Purchased Royalty Payments or the Collateral or agreed to do or suffer to exist any of the foregoing. No Seller Party nor any of its Affiliates are aware of any such right of Set-off having been asserted or claimed by Checkmate.
Section 3.14Margin Stock. No Seller Party is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price shall be used by any Seller Party for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.
Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller Parties as of the date hereof as follows:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 4.1Organization. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.
Section 4.2No Conflicts. None of the execution and delivery by Purchaser of any of the Transaction Documents to which Purchaser is party, the performance by Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which Purchaser or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of Purchaser.
Section 4.3Authorization. Purchaser has all corporate power and authority to execute, deliver and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which Purchaser is a party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by Purchaser. Each of the Transaction Documents to which Purchaser is party has been duly executed and delivered by Purchaser. Each of the Transaction Documents to which Purchaser is or will be a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.
Section 4.4Governmental and Third-Party Authorizations. The execution and delivery by Purchaser of the Transaction Documents to which Purchaser is party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of UCC financing statements, the Checkmate Consent and any consent, approval, license, order, authorization or declaration previously obtained.
Section 4.5No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Purchaser, threatened by or against Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of Purchaser, threatened against, that, in each case,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents to which Purchaser is or will be party.

Article V
COVENANTS

The Parties covenant and agree as follows:

Section 5.1Notices; Books and Records; Audit Right.
(a)Notices.
(i)As promptly as possible (but in no event more than [*] Business Days) after any Seller Party receives notice of, or otherwise acquires Knowledge of any of the following: (1) any action, suit, claim, demand, dispute, investigation, arbitration or other proceeding (whether commenced or threatened) relating to the transactions contemplated by the Transaction Documents, the Purchased Royalty Payments, the Product IP Rights, the Products, or a License Agreement; (2) any violation, breach, default or termination (or any other fact, event or circumstance that, with the passage of time or additional notice, or both, could result in any such violation, breach, default or termination) by any Person under a License Agreement; (3) any change, event, occurrence, state of facts, development or condition that would reasonably be expected to result in an Adverse Change; (4) any allegation or claim by a Third Party that the developing, having developed, manufacturing, having manufactured, using, marketing, selling, offering for sale, importing or distributing of any Product infringes any intellectual property rights of such Third Party; (5) any Third Party developing, manufacturing, having manufactured, using, marketing, selling, offering for sale, importing or distributing of any Product in a manner that infringes any intellectual property rights underlying any of the Products; or (6) any other correspondence relating to the foregoing, such Seller Party shall provide to Purchaser (A) written notice thereof (including reasonable details to enable Purchaser to understand the applicable matters involved, the facts, events or circumstances that gave rise to such matters, the relief and/or remedies being sought, any proposed corrective action to be taken, and relevant timelines), together with a copy of such written notice received by such Seller Party along with any related materials, and (B) such other information as to enable Purchaser to participate meaningfully in discussions with the Seller Parties or Licensee or otherwise regarding such matters.  The notices as envisioned in this Section 5.1(a)(i) shall be given provided that if such Seller Party is advised in writing by its counsel that the provision by such Seller Party to Purchaser of such information would constitute a breach of its confidentiality obligations, then such Seller Party shall provide promptly (but in no event more than [*] Business Days) a material summary of such information to Purchaser to the extent providing such summary would not itself constitute a breach of such Seller Party’s confidentiality obligations. If such Seller Party is advised in writing by its counsel that providing Purchaser such material summary will constitute a breach of its confidentiality obligations, then such Seller Party shall paraphrase or otherwise describe the substance for Purchaser of such information to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the maximum extent possible, as such Seller Party is advised in writing by its counsel, without causing a breach of its confidentiality obligations.
(ii)As promptly as possible (but in no event more than [*] Business Days) after receipt by any Seller Party of any material notice, demand, certificate, correspondence, report or other communication relating to the Purchased Royalty Payments, the Products, the Product IP Rights, or a License Agreement (other than a Checkmate Royalty Report), such Seller Party shall provide to Purchaser written notice thereof (including reasonable details to enable Purchaser to understand the applicable matters involved, the facts, events or circumstances that gave rise to such matters, the relief and/or remedies being sought, any proposed correction action to be taken, and relevant timelines), together with a copy of such notice, demand, certificate, correspondence, report or other communication received by any Seller Party.  The notices as envisioned in this Section 5.1(a)(ii) shall be given provided that if such Seller Party is advised in writing by its counsel that the provision by such Seller Party to Purchaser of such information would constitute a breach of its confidentiality obligations, then such Seller Party shall provide promptly (but in no event more than [*] Business Days) a material summary of such information to Purchaser to the extent providing such summary would not itself constitute a breach of such Seller Party’s confidentiality obligations. If such Seller Party is advised in writing by its counsel that providing Purchaser such material summary will constitute a breach of its confidentiality obligations, then such Seller Party shall paraphrase or otherwise describe the substance for Purchaser of such information to the maximum extent possible, as such Seller Party is advised in writing by its counsel, without causing a breach of its confidentiality obligations. Subject to the confidentiality limitations described in this Section 5.1(a)(ii), a Seller Party shall provide Purchaser with semiannual summaries of the status of the Products based on the most recent information provided to Seller by Checkmate (i) within [*] days after the end of the second (2nd)) calendar quarter of each calendar year and (ii) promptly after receipt of such information after the fourth (4th) calendar quarter of each fiscal year but in no event later than [*] calendar days thereafter.
(iii)As promptly as possible (but in no event more than [*] Business Days) after acquiring Knowledge of an infringement by a Third Party of any of the Product IP Rights, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected to result in an infringement by a Third Party of any Product IP Rights, the Seller Parties shall provide to Purchaser written notice describing in reasonable detail such infringement, including such information as to enable Purchaser to participate meaningfully in discussions with the Seller Parties or such Third Party or otherwise regarding such matters.  The notices as envisioned in this Section 5.1(a)(iii) shall be given provided that if such Seller Party is advised in writing by its counsel that the provision by such Seller Party to Purchaser of such information would constitute a breach of its confidentiality obligations, then such Seller Party shall provide promptly (but in no event more than [*] Business Days) a material summary of such information to Purchaser to the extent providing such summary would not itself constitute a breach of such Seller Party’s confidentiality obligations. If such Seller Party is advised in writing by its counsel that providing Purchaser such material summary will constitute a breach of its confidentiality obligations, then such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Seller Party shall paraphrase or otherwise describe the substance for Purchaser of such information to the maximum extent possible, as such Seller Party is advised in writing by its counsel, without causing a breach of its confidentiality obligations.
(iv)Each of Seller Parties on the one hand, and Purchaser on the other hand, shall provide the other Party with written notice as promptly as possible (but in no event more than [*] Business Days) after acquiring Knowledge of any of the following: (1) the occurrence of a Bankruptcy Event in respect of itself; (2) any uncured material breach or default by it of or under any covenant, agreement or other provision of any Transaction Document; (3) any material breach in any respect of any representation or warranty made by it in any of the Transaction Documents to which it is a party or in any certificate delivered by it pursuant to this Agreement; or (4) any change, effect, event, occurrence, statement of facts, development or condition that could reasonably be expected to result in an Adverse Change.
(v)The Seller Parties shall provide Purchaser with written notice not less than [*] Business Days prior to any change in, or amendment or alteration of, each Seller Party’s: (1) legal name, (2) form or type of organization, or (3) jurisdiction of organization.
(b) Summary of Set-offs. The Seller Parties shall promptly (but in no event more than [*] days after receipt of the Checkmate Royalty Report or any other similar report under another License Agreement) deliver to Purchaser, accompanied by reasonable documentation, a summary of the amount and nature of any Set-offs affecting the calculation of royalties and other amounts payable to any Seller Party under any License Agreement for any period, and any indemnity or reimbursements.  The notices as envisioned in this Section 5.1(b) shall be given provided that if such Seller Party is advised in writing by its counsel that the provision by such Seller Party to Purchaser of such information would constitute a breach of its confidentiality obligations, then such Seller Party shall provide promptly (but in no event more than [*] Business Days) a material summary of such information to Purchaser to the extent providing such summary would not itself constitute a breach of such Seller Party’s confidentiality obligations. If such Seller Party is advised in writing by its counsel that providing Purchaser such material summary will constitute a breach of its confidentiality obligations, then such Seller Party shall paraphrase or otherwise describe the substance for Purchaser of such information to the maximum extent possible, as such Seller Party is advised in writing by its counsel, without causing a breach of its confidentiality obligations.
(c)Royalty Reports. Following the completion of each Royalty Quarter, US Parent shall promptly (but in no event more than [*] days after any Seller Party receives a Checkmate Royalty Report for such Royalty Quarter) deliver to Purchaser a complete copy of such Checkmate Royalty Report for the applicable Royalty Quarter. With respect to any Terminated Checkmate Licensed Products if after the joint consultation process provided for in Section 5.3(e), US Parent elects to develop and such Terminated Checkmate Licensed Products are developed internally and sold by any Seller Party or Third Parties on a Seller Party’s behalf, US Parent shall prepare and deliver quarterly royalty reports to Purchaser detailing the quarterly Net Sales thereof and the corresponding royalties payable to Purchaser within [*] days after the end of each Royalty Quarter.  The notices as envisioned in this Section 5.1(c) shall be given

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

provided that if such Seller Party is advised in writing by its counsel that the provision by such Seller Party to Purchaser of such information would constitute a breach of its confidentiality obligations, then such Seller Party shall provide promptly (but in no event more than [*] Business Days) a material summary of such information to Purchaser to the extent providing such summary would not itself constitute a breach of such Seller Party’s confidentiality obligations. If such Seller Party is advised in writing by its counsel that providing Purchaser such material summary will constitute a breach of its confidentiality obligations, then such Seller Party shall paraphrase or otherwise describe the substance for Purchaser of such information to the maximum extent possible, as such Seller Party is advised in writing by its counsel, without causing a breach of its confidentiality obligations.
(d)Seller Books and Records; Audit Right. The Seller Parties shall keep and maintain at all times complete and accurate books and records relating to the milestone royalty and other payments (including the Purchased Royalty Payments) received or entitled to be received by any Seller Party under a License Agreement or payable directly by any Seller Party to Purchaser (the “Seller Books and Records”), which books and records shall be maintained for, at minimum, as long as Purchaser is entitled to receive Purchased Royalty Payments hereunder and for a period of [*] years thereafter, or such longer period as required by Applicable Law. For so long as Purchaser is entitled to receive Purchased Royalty Payments hereunder and for a period of [*] years thereafter, upon prior written notice to a Seller Party, Purchaser has the right to inspect and, [*], to audit the Seller Books and Records to verify the accuracy of the Purchased Royalty Payments made to Purchaser hereunder and the accuracy of any royalty report or other report or information provided by each Seller Party to Purchaser pursuant to this Article V. Any such audit shall occur (i) not more than [*] in any calendar year, unless such audit reveals an underpayment of [*] or more in Purchased Royalty Payments [*], in which case, Purchaser shall be permitted an additional audit right in such calendar year pursuant to this Section 5.1(d), and (ii) upon not less than [*] days’ prior written notice to a Seller Party. If any such audit results in a determination that for any Royalty Quarter covered by the audit, there was an underpayment of Purchased Royalty Payments to Purchaser, the amount of such deficiency shall be promptly paid, or cause to be paid, by the Seller Parties to Purchaser, plus interest for the period from and including the date when such amount should have been paid by Licensee or such Seller Party to Purchaser in accordance with this Agreement through but excluding the date of payment of such amount, at a rate, calculated on a 365-day or 366-day basis, as applicable, equal to the then current prime rate of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.markets.wsj.com) plus [*]. If any such audit reveals an underpayment of [*] or more in Purchased Royalty Payments, then in addition to promptly paying the amount of such underpayment plus interest as provided in the immediately prior sentence, the Seller Parties shall also pay to Purchaser an amount equal to the fees and expenses incurred by Purchaser in connection with such audit. The inspections and audits as envisioned in this Section 5.1(d) shall be permitted however, if such Seller Party is advised in writing by its counsel that the provision by such Seller Party to Purchaser of certain information during such audit or inspection would constitute a breach of its confidentiality obligations, then such Seller Party shall remove such information from the audit contents and shall provide promptly (but in no event more than [*] Business Days) a material summary of such information to Purchaser to the extent providing such summary would not itself constitute a breach of such Seller Party’s confidentiality obligations. If such Seller Party is advised in writing by its counsel that providing Purchaser such material summary will constitute a breach of its

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

confidentiality obligations, then such Seller Party shall paraphrase or otherwise describe the substance for Purchaser of such information to the maximum extent possible, as such Seller Party is advised in writing by its counsel, without causing a breach of its confidentiality obligations.
(e)Each of the Seller Parties shall promptly (but in no event more than [*] Business Days) make available to Purchaser such other information as Purchaser may, from time to time, reasonably request with respect to (i) a License Agreement, (ii) the Products, (iii) the Product IP Rights, (iv) the Purchased Royalty Payments, and (v) such Seller Party’s compliance with the terms, provisions and conditions of this Agreement, the other Transaction Documents to which it is a party and the License Agreements; provided that if such Seller Party is advised in writing by its counsel that the provision by such Seller Party to Purchaser of such information would constitute a breach of its confidentiality obligations, then such Seller Party shall provide promptly (but in no event more than [*] Business Days) a material summary of such information to Purchaser to the extent providing such summary would not itself constitute a breach of such Seller Party’s confidentiality obligations. If such Seller Party is advised in writing by its counsel that providing Purchaser such material summary will constitute a breach of its confidentiality obligations, then such Seller Party shall paraphrase or otherwise describe the substance for Purchaser of such information to the maximum extent possible, as such Seller Party is advised in writing by its counsel, without causing a breach of its confidentiality obligations.
Section 5.2Public Announcement; Use of Names.
(a)Each of the Seller Parties and Purchaser agree that, after the execution of this Agreement, no press release or public announcements concerning any of the transactions contemplated by, or the existence or terms of, the Transaction Documents shall be issued or made by either Party hereto without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except for such press release, announcement or disclosure as may be required, in the reasonable judgement of the disclosing Party after consultation with its outside counsel, by Applicable Law or the rules and regulation of the SEC or any securities exchange or trading system, in which case the disclosing Party shall, to the extent practicable, allow the other Party reasonable time to review and comment on such release or announcement (or to seek a protective order against disclosure) in advance of its issuance. Notwithstanding anything herein to the contrary, the foregoing shall not apply to the issuance of a joint press release announcing this Agreement in a form previously approved by a Seller Party and Purchaser or any other public announcement or electronic publication using substantially the same text as such press release.
(b)Except as required by Applicable Law or the rules and regulation of the SEC or any securities exchange or trading system, neither Party shall use the name, trademark, service mark, trade name, or symbol or any adaptation thereof of the other Party or of any of its directors, officers, employees, inventors, agents and representatives, or Affiliates for advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure or in any document employed to obtain funds or financing without the specific prior written consent of an authorized representative of the other Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)Each Seller Party shall promptly make available to Purchaser such other information as Purchaser may, from time to time, reasonably request with respect to a License Agreement, the Products, the Product IP Rights, and the Purchased Royalty Payments subject to compliance with any applicable confidentiality requirements.
Section 5.3Commercially Reasonable Efforts; Further Assurances.
(a)Subject to the terms and conditions of this Agreement, each Party hereto will use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated by the Transaction Documents to which such Seller Party or Purchaser, as applicable, is party, including to (i) effect the sale, assignment, transfer and conveyance of the Purchased Royalty Payments to Purchaser pursuant to this Agreement, (ii) execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other Party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which such Seller Party or Purchaser, as applicable, is party, (iii) perfect, protect, evidence, vest and maintain in Purchaser good, valid and marketable title in and to the Purchased Royalty Payments free and clear of all Liens (other than Permitted Liens), (iv) create, evidence and perfect Purchaser’s first priority security interest granted pursuant to Section 2.1(c) and Section 2.1(d) and (v) enable Purchaser to exercise or enforce any of Purchaser’s rights under the Transaction Documents.
(b)Subject to Purchaser’s rights under Section 5.6, the Seller Parties and Purchaser shall cooperate and provide assistance as reasonably requested by the other Party hereto, at such other Party’s expense (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other Party hereto, any of its Affiliates or controlling Persons or any of their respective directors, officers, equity-holders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Royalty Payments, the Collateral or the transactions described herein or therein, but in all cases excluding any litigation (i) brought by any Seller Party (for itself or on behalf of any Seller Indemnified Party) against Purchaser or (ii) brought by Purchaser (for itself or on behalf of any Purchaser Indemnified Party) against any Seller Party.
(c)The Seller Parties and Purchaser shall comply with all Applicable Laws with respect to the Transaction Documents, the Purchased Royalty Payments, the License Agreements, and all ancillary agreements related thereto.
(d)Prior to the Closing, no Seller Party shall enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in each case that would (i) conflict with the Transaction Documents or the assignments made or rights granted to Purchaser hereunder or thereunder, (ii) impair any Seller Party’s ability to perform its obligations under the Transaction Documents, (iii) serve or operate to limit, circumscribe or impair any of Purchaser’s rights under the Transaction Documents (or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Purchaser’s ability to exercise any such rights), or (iv) result in an Adverse Change.  After the Closing, neither US Parent nor Seller shall enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in each case that would (i) conflict with the Transaction Documents or the assignments made or rights granted to Purchaser hereunder or thereunder, (ii) impair US Parent’s or Seller’s ability to perform its obligations under the Transaction Documents, (iii) serve or operate to limit, circumscribe or impair any of Purchaser’s rights under the Transaction Documents (or Purchaser’s ability to exercise any such rights), or (iv) result in an Adverse Change.
(e)In the event of any Terminated Checkmate Licensed Products, US Parent, Seller and Purchaser shall consult in good faith to jointly determine what steps (if any) shall be taken to enter into license agreements with appropriate Third Parties covering any Terminated Checkmate Licensed Products or otherwise develop and commercialize them internally.  As part of such joint decision, the parties shall negotiate in good faith any amendments to be made to this agreement to reflect any new license agreement or other development or commercialization of any Terminated Checkmate Licensed Product and to provide, to the maximum extent applicable and possible, Purchaser with royalty payment terms (on an as-combined basis) no less favorable than those provided hereunder on a Product-by-Product basis corresponding to the amount of Checkmate Royalty Payments for any Terminated Checkmate Licensed Products.
(f)Subject to Purchaser’s rights under Section 5.6, following the termination of any Terminated Checkmate Licensed Product under the corresponding License Agreement (including each Terminated Checkmate Licensed Product that is terminated as a result of the termination of any corresponding License Agreement), US Parent shall use Commercially Reasonable Efforts to have transferred to US Parent all Regulatory Documentation and Regulatory Approvals (as those terms are defined in the Checkmate License Agreement) in respect of such Product prepared or obtained by or on behalf of the applicable Licensee prior to the date of such termination, transfer such clinical trials in respect of such Product to US Parent, and purchase or otherwise obtain all relevant clinical trial supplies of such Product, in each of the foregoing, to the fullest extent permitted under the surviving terms of the applicable License Agreement and to the extent not prohibited by Applicable Law.
Section 5.4Royalty Payments.
(a)Erroneous Payments.
(i)If a Licensee, any Sublicensee or any other Person (notwithstanding the terms of the Checkmate Consent (as applicable) or any payment instructions for a New License Agreement) makes any payment in respect of the Purchased Royalty Payments that is owed to Purchaser as a Purchased Royalty Payment hereunder, to any Seller Party (or to any of its Affiliates) instead of to Purchaser, then (1) such Seller Party shall hold (or cause such Affiliate to hold) such payment in trust for the sole benefit of Purchaser, (2) no Seller Party (or such Affiliate) shall have any right, title or interest whatsoever in such payment nor shall not create or suffer to exist any Lien thereon and (3) such Seller Party (or such Affiliate) promptly, and in any event no later than [*] Business Days following the receipt by such Seller Party (or such Affiliate) of such payment, shall remit, or cause to be remitted, an amount equal to such payment to the Purchaser Account,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

without Set-off, by wire transfer of immediately available funds, in the exact form received with all necessary endorsements.
(ii)If a Licensee, any Sublicensee or any other Person (notwithstanding the terms of any payment instructions for a New License Agreement) makes any payment due under a License Agreement that does not constitute a Purchased Royalty Payment or Purchaser’s portion of any Recoveries, to Purchaser (or to any of Purchaser’s Affiliates) instead of to a Seller Party, then: (1) Purchaser shall hold (or shall cause such Affiliate to hold) such payment in trust for the sole benefit of such Seller Party, (2) Purchaser (or such Affiliate) shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon, and (3) Purchaser (or such Affiliate) promptly, and in any event no later than [*] Business Days following the receipt by Purchaser (or such Affiliate) of such payment, shall remit, or cause to be remitted, an amount equal to such payment to the Swiss Parent Account, without Set-off, by wire transfer of immediately available funds, in the exact form received with all necessary endorsements.
(iii)If a Licensee takes (1) any Set-off in full or partial satisfaction of a judgment against any Seller Party or a settlement with a Seller Party, (2) any Set-off resulting from any Seller Party’s breach of the Checkmate License Agreement or for which a Licensee or Sublicensee may otherwise be entitled to take or claim based on any Seller Party’s breach of a License Agreement, or (3) any other Set-off based on other amounts any Seller Party allegedly owes such Licensee, in any case where such Set-off has the effect of reducing amounts required to be paid to Purchaser under the rights assigned to Purchaser hereunder, then the Seller Parties shall pay, or cause to be paid, to the Purchaser Account (but in no event later than [*] Business Days after any Seller Party acquires Knowledge of such Set-off) an amount equal to the amount of such Set-off, and shall continue to pay to Purchaser such amounts with respect to any subsequent Set-offs based on any of the foregoing for so long as such Set-offs continue to have the effect of reducing amounts that would otherwise be required to be paid to Purchaser under the rights assigned to Purchaser hereunder.
(iv)If a Licensee makes a negative adjustment to a current Purchased Royalty Payment due to an overpayment of a past Purchased Royalty Payment that was accrued with respect to Net Sales, then the Seller Parties shall promptly, and in any event no later than [*] Business Days following the receipt of such negatively adjusted payment, remit, or cause to be remitted, to the Purchaser Account an amount equal to the amount of such negative adjustment. If a Licensee makes a positive adjustment to a current Purchased Royalty Payment due to an underpayment of a past Purchased Royalty Payment that was accrued with respect to Net Sales, then Purchaser shall promptly, and in any event no later than [*] Business Days following the receipt of such positively adjusted payment, remit, or cause to be remitted, to Swiss Parent Account an amount equal to the amount of such positive adjustment.
(v)If any Seller Party on the one hand, or Purchaser on the other hand, fails to timely comply with their respective obligations under the foregoing clauses (i), (ii), (iii) or (iv), then all amounts not timely paid by the due date provided therein shall accrue

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

interest from and including the date such amount was due through but excluding the date such payment in full (together with all interest thereon) is made to the applicable Party, at a rate, calculated on a 365-day or 366-day basis, as applicable, equal to the then-current prime rate of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.markets.wsj.com) plus [*], compounded annually, not to exceed the maximum interest that may be charged under Applicable Law.
(b)Payments.
(i)Each of the Seller Parties shall make all payments required to be made by it to Purchaser pursuant to this Agreement by wire transfer of immediately available funds, without Set-off or deduction or withholding for or on account of any Taxes, to Purchaser Account.
(ii)Purchaser shall make all payments required to be made by it to any Seller Party pursuant to this Agreement by wire transfer of immediately available funds, without Set-off or deduction to the Swiss Parent Account unless otherwise instructed by Swiss Parent in writing.
(iii)Purchaser shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any Applicable Law relating to Tax. To the extent that any amounts are so deducted and withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller Parties in respect to which such deduction and withholding were made.
(c)No Seller Party shall attempt to revoke, amend, modify, supplement, restate, waive, cancel or terminate the executed Checkmate Consent without the prior written consent of Purchaser.
Section 5.5License Agreements.
(a)Performance of License Agreement. Each Seller Party, as applicable, (i) shall perform and comply in all respects with its duties and obligations under each License Agreement, (ii) except as contemplated by the Checkmate Consent, shall not, without the prior written consent of Purchaser, transfer or assign (including by merger, consolidation, operation of law or otherwise), amend, modify, supplement, restate, waive, cancel or terminate (or consent to any of the foregoing) a License Agreement, in whole or in part, (iii) shall not grant, incur or suffer to exist any Liens (other than Permitted Liens) on the Purchased Royalty Payments, the Collateral, or a License Agreement, (iv) without Purchaser’s prior consent, shall not forgive, release or compromise any milestones, royalties or other amounts owed to or becoming owing to it under a License Agreement, or grant any rights to a Licensee that would have the effect of doing any of the foregoing, (v) shall not consent to a Licensee’s transfer or assignment (including by merger, consolidation, operation of law or otherwise) of, in whole or in part, any rights under a License Agreement without Purchaser’s prior written consent, (vi) except pursuant to Section 5.6, shall not enter into any new agreement or legally binding arrangement in respect

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

of, in connection with, or related to any of the Checkmate Royalty Payments, the Checkmate Licensed Products or the Checkmate License Agreement, (vii) without Purchaser’s prior consent, shall not waive any obligation of, or grant any consent to, the applicable Licensee under or in respect of, in connection with, or relating to a License Agreement, and (viii) shall not agree to do or attempt to do anything in contravention of the foregoing.
(b)Non-Impairment of Purchaser’s Rights. No Seller Party shall, without the prior written consent of Purchaser and subject in all respects to Section 5.5(a): (i) forgive, release or reduce any amount, or delay or postpone any amount, owed to any Seller Party or Purchaser relating to the Purchased Royalty Payments; (ii) waive, amend, cancel or terminate, exercise or fail to exercise, any material rights under any License Agreement constituting or relating to the Purchased Royalty Payments , (iii) withhold any consent, grant any consent, exercise or waive (or fail to exercise or waive) any right or option, or send (or refrain from sending) any notice or take or fail to take any action under the Checkmate License Agreement or any other License Agreement, in each case, materially affecting the Purchased Royalty Payments and (iv) take any action to interfere with the administration or existence of the Joint Escrow Account.
(c)Breach of License Agreement by any Seller Party. If any Seller Party acquires Knowledge that a Seller Party is (or, with the giving of notice, the passage of time, or both, would be) in breach of or default under a License Agreement, the Seller Parties shall promptly (and in any case within [*] Business Days) provide notice to Purchaser thereof in accordance with Section 5.1(a)(i), and after consultation with Purchaser shall use Commercially Reasonable Efforts to promptly cure such breach or default; provided, however, that if the Seller Parties fail to promptly use Commercially Reasonable Efforts to cure any such breach or default, Purchaser shall, to the extent permitted by a License Agreement, be entitled to take any and all actions it deems reasonably necessary to cure such breach or default, and the Seller Parties agree to cooperate with Purchaser for such purpose. All reasonable Third Party costs and expenses incurred in connection with this Section 5.5(c), shall (a) [*], and (b) [*].  In the event that the Seller Parties or Purchaser incurs reasonable Third Party costs in excess of their allocable share pursuant to the previous sentence, the other party shall promptly reimburse such incurring party for such excess.
(d)Breach of License Agreement by Licensee. If any Seller Party acquires Knowledge that a Licensee is (or with the giving of notice or the passage of time, or both, would be) in breach of or default under a License Agreement, the Seller Parties shall promptly (and in any case within [*] Business Days) provide notice to Purchaser thereof in accordance with Section 5.1(a)(i) hereof and following prompt consultation with Purchaser take such Commercially Reasonable Efforts to remedy such situation (including commencing legal actions against such Licensee using legal counsel reasonably satisfactory to Purchaser) and to exercise any or all rights and remedies available to any of the Seller Parties, whether under a License Agreement or by operation of law or equity. Notwithstanding the foregoing and anything else in this Agreement to the contrary, if a Licensee breaches its obligation to make any of the Purchased Royalty Payments, Purchaser shall have the right and standing to exercise any and all rights and remedies available to Purchaser and the Seller Parties shall cooperate with any such exercise of rights and remedies.  All reasonable Third Party costs and expenses incurred in connection with this Section 5.5(d), shall (a) [*], and (b) [*].  In the event that the Seller Parties

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

or Purchaser incurs reasonable Third Party costs in excess of their allocable share pursuant to the previous sentence, the other party shall promptly reimburse such incurring party for such excess.
(e)Infringement of the Product IP Rights.
(i)If any Seller Party acquires Knowledge of an infringement by a Third Party of any of the Product IP Rights, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected to result in an infringement by a Third Party of the Product IP Rights, the Seller Parties shall provide written notice thereof to Purchaser in accordance with Section 5.1(a)(iii) and after prompt consultation with Purchaser take such Commercially Reasonable Efforts (including commencing legal actions using legal counsel reasonably satisfactory to Purchaser) to abate such infringement and to exercise any or all rights and remedies available to it, whether under a License Agreement or by operation of law or equity.
(ii)If a Licensee (either directly, or indirectly through a Sublicensee) exercises its right to police the applicable Product IP Rights against infringement by any Third Party, then US Parent (and any other Seller Party, if and as applicable) shall exercise its right to voluntarily join any applicable suit, or not exercise such right, and take such other reasonable actions related thereto, as Purchaser reasonably requests of any Seller Party.
(iii)If, however, (1) a Licensee fails to timely exercise its option to police the applicable Product IP Rights against infringement, (2) a Licensee fails to take action to abate such infringement within the applicable time period specified in the applicable License Agreement, or (3) a Licensee does not have the right to take action to abate such infringement, then the Seller Parties shall, after prompt consultation with Purchaser, promptly take (or refrain from taking) actions to abate such infringement (including commencing legal action against the infringing Third Party using legal counsel reasonably satisfactory to Purchaser) and exercise rights and remedies available to it to abate such infringement, whether under the applicable License Agreement or by operation of law or equity, as Purchaser, acting reasonably, requests of any Seller Party.
(iv)The costs and expenses of the Seller Parties incurred in connection with any action under this Section 5.5(e) against any infringer shall (a) [*], and (b) [*].  In the event that the Seller Parties or Purchaser incurs costs in excess of their allocable share pursuant to the previous sentence, the other party shall promptly reimburse such incurring party for such excess.  The Parties agree that the Recoveries shall be allocated between Swiss Parent and Purchaser in proportion to how the costs and expenses were borne by Swiss Parent and Purchaser connection with any action under this Section 5.5(e) against any infringer.
(f)Preservation and Defense of Patents. Subject to the License Agreements, the Seller Parties shall: (i) take such actions and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the Product IP Rights, including payment of maintenance fees or annuities, (ii)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

prosecute patents and any corrections, substitutions, reissues, reviews and reexaminations of the Product IP Rights and any other forms of patent term restoration in any jurisdiction and obtain, or cause the obtainment of, patent listing in the FDA Electronic Orange Book, (iii) diligently defend the Product IP Rights against any interference or claim of invalidity or unenforceability, in any jurisdiction (including by defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference), and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, any Product IP Rights without prior notice to the Purchaser. If, after prior notice to Purchaser, US Parent determines to disclaim, abandon or not to take preventative action related to any of the Product IP Rights, Purchaser may prosecute and maintain such Product IP Rights or take such preventative actions at its sole expense and the Seller Parties shall provide commercially reasonable assistance to Purchaser with respect thereto. Further to the foregoing, the Seller Parties (1) shall consult with Purchaser regarding any action or inaction contemplated by this Section 5.5(f), and then give Purchaser an opportunity to review the text of, any filing related thereto prior to its submission, (2) shall consult with Purchaser with respect thereto, including to consider in good faith any comments from Purchaser in respect thereof, and (3) shall promptly after making such filing or other submission provide Purchaser with the final version thereof. The costs and expenses of the Seller Parties incurred in connection with the foregoing actions shall (a) [*] and (b) [*].  In the event that the Seller Parties or Purchaser incurs costs in excess of their allocable share pursuant to the previous sentence, the other party shall promptly reimburse such incurring party for such excess.
(g)Subject to the applicable License Agreement, Purchaser shall have the right to participate in, with counsel appointed by it, any meeting, discussion, action, suit or other proceeding involving the infringement, legality, validity or enforceability of the Product IP Rights proposed to be undertaken by any Seller Party in the exercise of its rights under the applicable License Agreement with respect to the Product IP Rights; provided that the fees and expenses of Purchaser’s outside counsel in connection therewith shall [*]; otherwise, such fees and expenses shall [*].
(h)Each Seller Party shall: (i) make available its and their relevant records and personnel to Purchaser in connection with any litigation commenced by any Seller Party or Purchaser against a Licensee to enforce any of the Seller Parties’ or Purchaser’s rights under this Agreement or a License Agreement; (ii) shall use Commercially Reasonable Efforts to provide reasonable assistance and authority, at Purchaser’s expense, to file and bring such litigation, including, at Purchaser’s expense, being joined as a party plaintiff; (iii) keep Purchaser informed of all current and material developments relating to such litigation, including providing Purchaser with copies of all pleadings, notices and communications with respect to such litigation, (iv) consult and cooperate with Purchaser in connection with determining the course and strategy of such litigation; and (v) not, without the prior written consent of Purchaser, effect any settlement, compromise or discharge of such litigation. The portion of all settlement, damages, or other amounts recovered directly by any Seller Party, or by any Person and paid to any Seller Party, in the course of any litigation contemplated by this Section 5.5, in each case in excess of litigation costs, including costs associated with investigation and other litigation strategies (such portion, the “Recoveries”) shall be allocated between Seller Parties and Purchaser in proportion to how the costs and expenses were borne by the Seller Parties and Purchaser in connection with obtaining such settlement, damages or other amount.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(i)No Further Grant of Rights. From and after the Effective Date, no Seller Party nor any of their Affiliates shall grant any license in or to the Product IP Rights in any geographic territory, for the Products subject to this Agreement, unless (1) such license becomes a “License Agreement” hereunder, (2) the ongoing or minimum royalty and other payments generated under such license are no less favorable than those provided hereunder corresponding to the amount of Checkmate Royalty Payments for any Terminated Checkmate Licensed Products, and (3) the applicable portion of milestone, royalty and other payments thereunder become “Purchased Royalty Payments.”
Section 5.6Termination of a License Agreement.
(a)Terminated License Agreements. Without limiting the provisions of Section 5.5 or any other rights or remedies Purchaser may have under this Agreement, if (i) any Seller Party or a Licensee terminates, or provides written notice of termination of, a License Agreement (in whole or in part) (it being understood that no Seller Party shall terminate any License Agreement without the prior written consent of Purchaser), or (ii) such License Agreement is otherwise terminated (in whole or in part) other than solely by virtue of the expiration of any of the applicable Product Patents (the “Terminated License Agreement”), then Purchaser shall have the right, in its sole discretion, to identify, pursue, negotiate and finalize the terms of one or more out-licensing arrangement for any or all of the Terminated Checkmate Licensed Products as further described below in Section 5.6(b)(i) (each such replacement licensing arrangement, a “New Arrangement”).
(b)New License Agreements.
(i)Purchaser-Initiated New Arrangements. Purchaser shall have the right, in its sole discretion, to out-license one or more of the Terminated Checkmate Licensed Products. Purchaser may negotiate and finalize the terms of each new license agreement(s) effecting such Purchaser-Initiated New Arrangement in a manner designed to maximum the potential proceeds from each Purchaser-Initiated New Arrangement, subject to US Parent’s approval of the final form of each new license agreement(s) (each, a “New License Agreement”) and ancillary documents, which approval shall not be unreasonably conditioned, delayed or withheld. The Seller Parties shall provide Purchaser with prompt assistance with any reasonably requested technical support (e.g., via access to retained former Seller Party personnel, or former Seller Party personnel via a consulting arrangement) for such out-licensing activities. For clarity, nothing contained herein shall be deemed to obligate Purchaser to identify or pursue any prospective Purchaser-Initiated New Arrangements.
(ii)Application. Each New License Agreement shall be included for all purposes in the definition of “License Agreement” hereunder, any payments that are equivalent to the Purchased Royalty Payments due under such New License Agreement shall be included as “Purchased Royalty Payments” hereunder, and the Seller Parties’ (in particular, US Parent’s) rights and obligations under the Transaction Documents in respect of the License Agreements shall apply in respect of its rights and obligations under the New License Agreement mutatis mutandis, in each case without any further

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

action by the Parties hereto to amend this Agreement or any of the other Transaction Documents.
Section 5.7Audits of Licensee Books and Records.
(a)The Parties acknowledge and agree that, with respect to any License Agreement, after the Closing [*] shall control and enforce any inspection or audit right of the applicable Licensee’s books and records as provided under such License Agreement. The Parties agree that [*] any inspection or audit of a Licensee’s books and records without [*]. If [*] an inspection or audit of Checkmate’s books and records pursuant to this Section 5.7, then [*] shall be entitled to participate in such audit or inspection, with [*] having authority (in consultation with [*]) to select such Third Party representatives (including any public accounting firm), as reasonably approved by [*] (such approval not to be unreasonably withheld), to undertake such audit or inspection. The costs and expenses of any such Third Party inspection or audit carried out pursuant to this Section 5.7(a) shall [*].
(b)In addition, after the Closing US Parent shall, upon the reasonable written request [*], initiate an inspection or audit of any Licensee’s books and records with respect to any Product in accordance with the terms of (and subject to the limitations set forth in) the applicable License Agreement.
(c)For the purposes of exercising Purchaser’s rights pursuant to this Section 5.7 in circumstances where Purchaser is requesting that a Seller Party cause an inspection or audit to be made, such Seller Party shall select such public accounting firm as Purchaser shall reasonably recommend for such purpose. The Seller Parties and Purchaser agree that [*] any inspection or audit carried out at the request of Purchaser shall [*], including [*]. To the extent that disclosure of an inspection or audit report prepared by any qualified Third Party representative (whether or not a public accounting firm) is made to one Party but not the other Party following the exercise of an inspection or audit initiated by either Party pursuant to a License Agreement, each Party will furnish to the other any inspection or audit report prepared in connection with such inspection or audit to the extent such report was not delivered to both a Seller Party and Purchaser, provided that if US Parent is advised in writing by its counsel that the provision by US Parent to Purchaser of such report would constitute a breach of its confidentiality obligations, then US Parent shall provide promptly (but in no event more than [*] Business Days after receipt of such audit report) a material summary of such audit report to Purchaser to the extent providing such summary would not itself constitute a breach of US Parent’s confidentiality obligations. If US Parent is advised in writing by its counsel that providing Purchaser such material summary will constitute a breach of its confidentiality obligations, then US Parent shall paraphrase or otherwise describe the substance for Purchaser of such report to the maximum extent possible, as US Parent is advised in writing by its counsel, without causing a breach of its confidentiality obligations. Each Seller Party shall, upon Purchaser’s reasonable request, in writing, exercise the Seller Parties’ rights under any License Agreement to cause the applicable Licensee to cure, in accordance with the applicable License Agreement, any discrepancy identified by such inspection or audit.
Section 5.8Tax Matters.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a)Notwithstanding anything to the contrary in the Transaction Documents or the accounting treatment thereof, the Seller Parties and Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale of the Purchased Royalty Payments for United States federal, state, local and non-U.S. Tax purposes. Accordingly, any and all Purchased Royalty Payments made pursuant to a License Agreement after the Closing Date shall be treated as made to Purchaser or the Seller Parties, as applicable, for United States federal, state, local and non-U.S. Tax purposes. The Parties shall cooperate to effect the foregoing treatment for United States federal, state, local and non-U.S. Tax purposes in the event that, notwithstanding the Checkmate Consent or other Licensee instructions, a Licensee or any Sublicensee or any other Person makes any future remittance of Purchased Royalty Payments to any Seller Party or Purchaser which such Seller Party or Purchaser must remit to the other Party pursuant to Section 5.4. The Seller Parties shall report the Purchased Royalty Payments hereunder on Form 1099-MISC / 1042 S Foreign Person’s U.S. Source Income Subject to Withholding or other applicable form as royalties for United States federal, state and local income Tax purposes.
(b)The Parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.8 on any Tax return or in any audit or other administrative or judicial proceeding unless (i) the other Party hereto has consented to such actions or (ii) the Party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 5.8. If there is an inquiry by any Governmental Authority of any of the Seller Parties or Purchaser related to this Section 5.8, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.8.
Section 5.9Existence. Each Seller Party shall (a) preserve and maintain its existence, (b) preserve and maintain its rights, franchises and privileges, except to the extent that failure to do so could not reasonably be expected to result in an Adverse Change, and (c) qualify and remain qualified in good standing in each jurisdiction in which it is organized or qualified to do business except to the extent that failure to do so could not reasonably be expected to result in an Adverse Change; provided, however, nothing in this Section 5.9 shall limit in any manner Swiss Parent’s ability to enter into any strategic transaction or other transaction.
Section 5.10Protective Rights Agreement. For protective purposes only and to secure the Seller Parties’ performance of their respective obligations hereunder, including to the extent the true and absolute sale hereunder, as evidenced by the Bill of Sale, becomes subject to a Recharacterization despite the Parties’ express intentions otherwise, each of US Parent and Seller shall execute and deliver the Protective Rights Agreement at the Closing. The Seller Parties and Purchaser agree and acknowledge that if the true and absolute sale hereunder, as evidenced by the Bill of Sale, becomes subject to a Recharacterization despite the Parties’ express intentions otherwise the amount owed to Purchaser will be the net present value of the Checkmate Royalty Payments at the time of such Recharacterization as determined by a valuation firm of national reputation selected by Purchaser.
Section 5.11IP Transfer; Reimbursement of Expenses.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a)Prior to the Closing, (i) Swiss Parent shall irrevocably and unconditionally assign, transfer and convey to US Parent, and US Parent shall receive, purchase, acquire, accept and assume from Swiss Parent, (1) the Checkmate License Agreement and (2) all of Swiss Parent’s and its Affiliates’ respective right, title and interest in, to and under (x) the Checkmate License Agreement and (y) the Transferred IP, in each instance, pursuant to valid and enforceable written assignment agreement, in form and substance acceptable to Purchaser, duly executed by US Parent on the one hand, and Swiss Parent (or such other Affiliate, as applicable) on the other hand, and (ii) Swiss Parent and US Parent shall take all steps necessary or advisable to fully implement the foregoing assignments and fully establish, vest and perfect title in the Checkmate License Agreement in US Parent.
(b)Prior to the Closing, US Parent shall contribute, sell, assign, transfer and convey to Seller, and Seller shall receive, purchase, acquire and accept from US Parent, all of the Seller Parties’ right, title and interest in and to the Purchased Royalty Payments, free and clear of any and all Liens, other than Permitted Liens. The Seller Parties and Purchaser, as applicable, shall execute and deliver all documents, certificates and agreements as are reasonably required to establish such payment arrangements.
(c)At the Closing, after giving effect to the transactions contemplated herein, US Parent shall contribute, sell, assign, transfer and convey to Swiss Parent, and Swiss Parent shall receive, purchase, acquire and accept from US Parent, all right, title and interest of the Seller Parties to receive the (i) Kuros Milestone Payments payable by Purchaser hereunder and (ii) the Non-Purchaser Share of Milestone Payments. Each of the Seller Parties, as applicable, shall execute and deliver all documents, certificates and agreements as are reasonably required to establish such payment arrangements.
(d)Within [*] Business Days after the Closing, Seller shall reimburse Purchaser for [*] of out-of-pocket transaction-related expenses; or, at Purchaser’s option, Purchaser shall net such amount of the Purchase Price payable at Closing pursuant to Section 2.1(a).
(e)To the extent the assignment to US Parent of any Transferred IP owned by any of the Seller Parties or any of their respective Affiliates that issued, registered or applied-for has not been properly executed and/or validly recorded with the USPTO or such other corresponding intellectual property offices in the applicable jurisdictions in which any such Transferred IP is issued, registered or applied-for, as applicable, to fully establish, vest and perfect title to such assets in the name of US Parent prior to the Closing (including the preparation and execution of “short-form” Patent, Trademark and/or Copyright assignment(s), as applicable, in form and substance acceptable to Purchaser and suitable for recordation with the applicable intellectual property office), then promptly following the Closing, Swiss Parent and US Parent shall take all steps necessary or advisable to fully execute and implement the foregoing assignments and fully establish, vest and perfect title in such Transferred IP in US Parent, at the Seller Parties’ cost and expense, including executing, verifying, acknowledging, having authenticated, submitting, delivering, filing, and validly recording appropriate documentation, instruments of transfer and assignment papers with the USPTO and engaging and instructing local counsel in the applicable jurisdictions in which any of the Transferred IP is issued, registered or applied-for, as applicable, to submit, file and validly record such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

documentation, instruments of transfer and assignment papers with all other corresponding intellectual property offices in such jurisdictions, to fully establish, vest and perfect title to such assets in the name of US Parent; provided, that, for the avoidance of doubt, [*]shall be prepared, submitted, filed or recorded with respect to Patents in patent families identified by Kuros References [*].  Without limiting the foregoing, Swiss Parent and US Parent shall keep Purchaser reasonably informed of such efforts and activities and shall provide evidence reasonably satisfactory to Purchaser of the successful completion of such efforts and activities.
Section 5.12Seller Party Support. The Seller Parties shall cooperate and work together throughout the term of this agreement to ensure their collective compliance with and performance of their respective obligations and covenants under this Agreement. Without limiting the foregoing, Swiss Parent agrees to diligently monitor US Parent’s performance hereunder and to provide all necessary or requisite support and assistance (including financial support and assistance) to US Parent, at the Seller Parties’ cost and expense, in every proper way to facilitate and ensure US Parent’s compliance with this Article V and the performance of all obligations and covenants of US Parent set forth herein.
Section 5.13Special Purpose Vehicle. Following the Closing, the Seller shall not, and each of Swiss Parent and US Parent shall cause Seller not to, do any of the following:
(a)fail to hold itself out to the public and all other Persons as a legal entity separate from the owners of its capital stock and from any other Person;
(b)commingle its assets with assets of any other Person;
(c)fail to conduct its business only in its own name, nor fail to comply with all organizational formalities necessary to maintain its separate existence;
(d)amend, modify or waive provisions of or otherwise change its SPV LLC Agreement without the prior written consent of Purchaser, including any failure to have an independent manager at all times;
(e)fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person nor have its assets listed on any financial statement of any other Person; provided, however, that Seller’s assets may be included in a consolidated financial statement of any Seller Party or one of its Affiliates in conformity with applicable provisions of GAAP (provided that such assets shall also be listed on Seller’s own separate balance sheet);
(f)fail to pay its own liabilities and expenses only out of its own funds, except in respect of short term advances to be repaid;
(g)enter into any transaction with an Affiliate except transactions that are at prices and on terms and conditions that could be obtained on an arm’s-length basis from unrelated Third Parties;
(h)fail to correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(i)fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;
(j)fail to cause the representatives of Seller to act at all times with respect to Seller consistently and in furtherance of the foregoing and in the best interests of Seller;
(k)make any payment or distribution of assets with respect to any obligation of any other person other than as required under trade or commercial agreements entered into in the ordinary course of business;
(l)other than as permitted under the Transaction Documents, maintain or incur any indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation); or
(m)engage in any business activity other than as contemplated hereunder or under the other Transaction Documents and any activities ancillary or related thereto.
Section 5.14Covenants of US Parent. The US Parent covenants and agrees that, on the Closing Date and thereafter until the Agreement terminates pursuant to Section 9.1, and as inducement for Purchaser to enter into this Agreement and upon which Purchaser is relying, as follows:
(a)US Parent will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness except for Intercompany Debt incurred in connection with the transactions contemplated under the Transaction Documents.  US Parent shall remain Solvent at all times during the term of this Agreement;
(b)US Parent will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, or suffer to exist any Lien upon any property, revenues, or assets of any kind (real or personal, tangible or intangible) of any such Person (including its capital stock), whether now owned or hereafter acquired;
(c)US Parent will not, and will not permit any of its subsidiaries to, directly or indirectly, make any Investments;
(d)US Parent will not, and will not permit any of its subsidiaries to, directly or indirectly, merge, amalgamate, dissolve, liquidate, unwind, reorganize, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereafter acquired) to or in favor of any Person;
(e)US Parent will not amend or modify any of its organizational documents other than (i) any such amendments or modifications or such new agreements which are not materially adverse to the interests of Purchaser or impair the security interest under the Protective Rights Agreement and (ii) any amendments or modifications required by Applicable Law;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(f)US Parent will not, and will not permit any of its subsidiaries to, directly or indirectly, engage to any material extent in any business other than the business conducted by US Parent on the Closing Date and any business reasonably related or complementary thereto;
(g)US Parent will not, and will not permit any of its subsidiaries to, directly or indirectly, change its chief place of business or chief executive office or locations at which Collateral is held or the location of its records unless US Parent has first (a) given prior written notice thereof to Purchaser, and (b) executed and delivered to Purchaser all security documents and all financing or registration statements in form and substance satisfactory to Purchaser that the Purchaser or its counsel, acting reasonably, from time to time deem necessary or advisable to ensure that the security documents at all times constitutes a perfected first priority security interest over such Collateral in such jurisdiction together with such supporting certificates, resolutions, opinions and other documents Purchaser, acting reasonably, may deem necessary or desirable in connection with such security, filings and registrations;
(h)US Parent will not enter into any agreement, instrument, deed or lease which prohibits or limits the ability of US Parent to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, for the benefit of Purchaser under this Agreement or any related Transaction Document;
(i)US Parent will not sell, transfer, assign, exchange or otherwise convey, either voluntarily or involuntarily, all or any portion of the IP Collateral or any other assets whether now owned or hereafter acquired or any interest or estate therein, including the granting to, or permitting to exist in favor of, any other party any rights, options, warrants, conversion rights or similar agreements or understandings;
(j)US Parent will not grant or permit to exist any mortgage, pledge, Lien, security interest, hypothecation or other encumbrance of any kind upon the IP Collateral or any other assets of US Parent whether now owned or hereafter acquired; and
(k)US Parent will not file, commence, or consent to any case, proceeding or other action under any federal, state, or foreign bankruptcy, reorganization, insolvency, moratorium, scheme of arrangement, administration or similar law, other than title 11, United States Code (the “Bankruptcy Code”) and (b) only file, commence or consent to a case under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.
Section 5.15Joint Escrow Account
(a)Not later than [*] Business Days following the Closing Date, Seller and Purchaser shall establish the Joint Escrow Account and Seller and Purchaser, each acting reasonably, shall execute and deliver all documents, certificates and agreements as are reasonably required to establish the Joint Escrow Account.
(b)The Joint Escrow Account shall be maintained by Seller and Purchaser throughout the term of this Agreement.
(c)Seller and/or its Affiliates shall instruct and shall cause the payor of any Purchased Royalty Payments to pay such Purchased Royalty Payments directly into the Joint

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Escrow Account, and in furtherance thereof, promptly after Closing once the Joint Escrow Account is established, shall provide written instructions to Checkmate to pay all payments payable under the Checkmate License Agreement to the Joint Escrow Account.  Without in any way limiting the foregoing, commencing on the Closing Date and at any time thereafter, any and all Purchased Royalty Payments received by Seller Parent or any of its Affiliates shall be held in trust for the benefit of Purchaser and transferred to the Joint Escrow Account within [*] Business Days of Seller Parent’s or its Affiliate’s knowledge of its receipt thereof.
(d)(i) From time to time as required by the Depositary Bank, Seller and Purchaser shall provide joint escrow instructions pursuant to the joint escrow agreement to the Depository Bank providing that 100% of the Purchased Royalty Payments described in subsection (a) of the definition of Checkmate Royalty Payments shall be paid by the Depository Bank to Purchaser Account, and (ii) at such time as a milestone payment under the Checkmate License Agreement is paid by Checkmate into the Joint Escrow Account, Seller and Purchaser shall provide joint escrow instructions to the Depository Bank providing that such milestone payment under the Checkmate License Agreement shall be paid out as follows: (A) all Milestone Payments shall be paid by the Depository Bank to Purchaser Account and (B) all Non-Purchaser Share of Milestone Payments shall be paid by the Depository Bank to Swiss Parent as contemplated by the assignment set forth in Section 5.11(c) pursuant to wire instructions to be provided by Swiss Parent to the Depositary Bank.
(e)Promptly following the last [*] milestone payment under the Checkmate License Agreement, Seller and Purchaser shall provide joint escrow instructions to the Depository Bank providing that any future release of any funds received in the Joint Escrow Account shall be released in accordance with written instructions provided solely by Purchaser.
(f)As contemplated by the assignment set forth in Section 5.11(c), Purchaser agrees that it shall pay to Swiss Parent each Kuros Milestone Payment within [*] days of receipt by Purchaser from the Depositary Bank of payment by Checkmate of the Purchased Royalty Payments described in section (a) of the definition Checkmate Royalty Payments which relate to the sales which have triggered the applicable Annual Net Sales Threshold related to such Kuros Milestone Payment.  Purchaser and Seller, or Purchaser, as applicable, agree to provide written instructions to the Depositary Bank in accordance with the provisions of this Section 5.15 regarding the payment of any funds in escrow within [*] Business Days of receipt of notice that the Depositary Bank has received funds into the Joint Escrow Account.
Section 5.16No Solicitation

(a)Each Seller Party acknowledges and agrees that during the period from the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms, the Seller Parties will not, and will not permit any of their respective Representatives and Associates to, directly or indirectly:

(i)solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Transaction;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii)participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information or afford access to the properties, books or records of any Seller Party to any Person (other than Purchaser or its Affiliates relating to or in connection with a possible Transaction); or

(iii)consider, entertain or accept any proposal or offer from any Person relating to a possible Transaction.

(b)Each Seller Party shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Purchaser) relating to a possible Transaction, and shall promptly provide Purchaser with an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Transaction that is received by any Seller Party or by any of their respective  Representatives from any person or entity (other than Purchaser) during the period from the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms. The parties acknowledge that any breach of the foregoing provisions by any Representative of any Seller Party, including without limitation, any shareholders acting as Representatives of any Seller Party, shall be deemed a breach by a Seller Party.

Article VI
CLOSING; CLOSING CONDITIONS
Section 6.1Closing. Subject to satisfaction of the closing conditions set forth in Section 6.2 and Section 6.3, and unless otherwise mutually agreed by the Parties, the closing of the transactions contemplated under this Agreement (the “Closing”) shall take place upon the fulfillment of all the Closing Conditions which may be fulfilled remotely via electronic delivery of the executed Transaction Documents and other deliverables. The date on which the Closing occurs is referred to herein as the “Closing Date”.
Section 6.2Conditions Applicable to Purchaser. The obligations of Purchaser to effect the Closing and pay the Purchase Price pursuant to Section 2.2 hereof, shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Purchaser in its sole discretion:
(a)The representations and warranties of each Seller Party set forth in the Transaction Documents shall be true, correct and complete in all material respects on the date of this Agreement and on and as of the Closing Date (except that representations and warranties that refer to a specific earlier date shall be true and correct in all material respects on such earlier date) and each Seller Party shall have certified to this in writing at the Closing;
(b)All notices to and consents, approvals, authorizations and waivers from Third Parties and Governmental Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall have been obtained or provided for and shall remain in effect;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)(i) Swiss Parent (on behalf of itself and its Affiliates) shall have irrevocably and unconditionally assigned, transferred and conveyed to US Parent, and US Parent shall have received, purchased, acquired, accepted and assumed from Swiss Parent, (1) the Checkmate License Agreement and (2) all of Swiss Parent’s and its Affiliates’ respective right, title and interest in, to and under (x) the Checkmate License Agreement and (y) the Transferred IP, in each instance, pursuant to valid and enforceable written assignment agreement(s), in form and substance acceptable to Purchaser, duly executed by US Parent on the one hand, and Swiss Parent (or such other Affiliate, as applicable) on the other hand, including “short-form” Patent, Trademark and/or Copyright assignment(s), as applicable, in form and substance acceptable to Purchaser and suitable for recordation with the applicable intellectual property office and (ii) the Seller Parties shall have provided evidence, in form and substance acceptable to Purchaser, establishing that the Seller Parties have fully implemented the foregoing assignments and fully established, vested and perfected title in the Checkmate License Agreement and the Transferred IP in US Parent, including Swiss Parent and US Parent, as applicable, having executed, verified, acknowledged, had authenticated, submitted, delivered, filed, and validly recorded appropriate documentation, instruments of transfer and assignment papers with the United States Patent and Trademark Office (USPTO) and all other corresponding intellectual property offices in the applicable jurisdictions in which any of the Transferred IP is issued, registered or applied-for, as applicable, to fully establish, vest and perfect title to such assets in the name of US Parent prior to the Closing;
(d)All of the Transaction Documents shall have been executed and delivered by the applicable Seller Party, and Purchaser shall have received the same;
(e)The Protective Rights Agreement shall have been duly executed and delivered by the Seller Parties, together with UCC-1 financing statements for filing under the UCC in Delaware, and such agreement shall be in full force and effect;
(f)Each Seller Party shall have complied in all material respects with its obligations hereunder and under the other Transaction Documents and Seller shall have certified to this in writing at the Closing; and
(g)There shall not have occurred any event or circumstance that could reasonably be expected to have an Adverse Change.
Section 6.3Conditions Applicable to Seller. The obligations of Seller to effect the Closing shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Seller in their sole discretion:
(a)The representations and warranties of Purchaser set forth in the Transaction Documents shall be true, correct and complete in all material respects on the date of this Agreement and on and as of the Closing Date (except that representations and warranties that refer to a specific earlier date shall be true and correct in all material respects on such earlier date) and Purchaser shall have certified to this in writing at the Closing;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)Purchaser shall have complied in all material respects with its covenants set forth in the Transaction Documents and Purchaser shall have certified to this in writing at the Closing; and
(c)Seller shall have received the tax ruling “Übertragung von Patenten und eines Lizenzvertrags sowie steuerliche Behandlung von US LLCs” dated 12 July 2021 and signed by the competent cantonal tax administration “Kantonales Steueramt Zürich.”
Section 6.4Closing Deliverables of the Seller Parties. At the Closing, the Seller Parties shall deliver or cause to be delivered to Purchaser the following:
(a)the Bill of Sale executed by Seller;
(b)evidence, in form and substance satisfactory to the Purchaser, that the IP Transfer has been closed in accordance with the requirements set forth in Section 6.2(c);
(c)a certificate executed by an executive officer of each Seller Party (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of (1) the constitutive documents of such Seller Party and (2) resolutions of the board of directors or other governing body of such Seller Party authorizing and approving the execution, delivery and performance by such Seller Party of the Transaction Documents and the transactions contemplated herein and therein and (ii) setting forth the incumbency of the officer(s) of each Seller Party who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer(s);
(d)the Protective Rights Agreement executed by the applicable Seller Party;
(e)legal opinions executed by the applicable Seller Party’s outside counsel substantially in the form attached hereto as Exhibit F;
(f)such other certificates, documents and financing statements, executed by Seller as applicable, as Purchaser may reasonably request, including a UCC financing statement reasonably satisfactory to Purchaser to create, evidence and perfect the sale, assignment, transfer, conveyance and grant of the Purchased Royalty Assets pursuant to Section 2.1 and the first priority security interest granted pursuant to Section 2.1(c) and Section 2.1(d); and
(g)the Checkmate Consent, duly executed by Checkmate and Seller.
Section 6.5Closing Deliverables of Purchaser. At the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following:
(a)the Bill of Sale; and
(b)the Purchase Price in accordance with Section 2.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Article VII
TERMINATION
Section 7.1Termination Prior to Closing Date.
(a)by mutual written consent of Purchaser and the Swiss Parent;
(b)by either Purchase or the Swiss Parent if the Closing shall not have been consummated on or before the third business day after the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
(c)by either Purchaser and the Swiss Parent if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated in the Transaction Documents;
(d)by Purchaser, if Purchaser is not in material breach of its obligations or its representations and warranties under this Agreement, and (A) there shall have been a breach of any covenant or agreement set forth in this Agreement by any Seller Party or (B) any representation or warranty of any Seller Party set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate in any material respect; provided, however, that notwithstanding the foregoing, in the event that such breach by any Seller Party or such inaccuracies in the representations and warranties of any Seller Party are curable by it through the exercise of commercially reasonable efforts, then Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) until the earlier of (x) 15 calendar days after delivery of written notice from the Purchase to the Swiss Parent Seller of such breach or inaccuracy, as applicable, or (y) the Outside Date;
(e)by Swiss Parent, if no Seller Party is in material breach of its obligations or its representations and warranties under this Agreement, and (A) there shall have been a breach of any covenant or agreement set forth in this Agreement by Purchaser or (B) any representation or warranty of Purchaser set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate in any material respect; provided, however, that notwithstanding the foregoing, in the event that such breach by Purchaser or such inaccuracies in the representations and warranties of Purchaser are curable by it through the exercise of commercially reasonable efforts, then Swiss Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (x) [*] calendar days after delivery of written notice from the Swiss Parent to the Purchaser of such breach or inaccuracy, as applicable, or (y) the Outside Date; or
(f)by Purchaser, if, since the date of this Agreement, there shall have occurred any Adverse Effect, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have an Adverse Effect.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 7.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 above, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement pursuant to Section 7.1 shall not relieve any party from any liability for any fraud or intentional breach of this Agreement prior to such termination.
Article VIII
INDEMNIFICATION
Section 8.1Indemnification by Seller Parties. Each Seller Party, severally and not jointly, agrees to indemnify and hold each of Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and Controlling Persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses (including reasonable attorneys’ fees) awarded against or incurred or suffered by such Purchaser Indemnified Party, arising out of, or involving any claim, demand, action or proceeding arising out of (a) any breach or alleged breach of any representation, warranty or certification made by such Seller Party in, or pursuant to, any of the Transaction Documents (including certificates or other written documentation delivered thereunder), (b) any breach or default by such Seller Party in respect of any covenant or agreement made by such Seller Party in any Transaction Document or under the License Agreements, (c) any Excluded Liabilities and Obligations, (d) Third Party claims arising on or after the Closing Date and asserted against a Purchaser Indemnified Party relating to the transactions contemplated in any Transaction Document or a License Agreement, (e) any fees, expenses, costs, liabilities or other amounts incurred or owed by such Seller Party to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by the Transaction Documents and (f) acts or omissions of Purchaser or any of its Affiliates based upon written instructions from any Seller Indemnified Party (unless Purchaser is otherwise liable for such Losses pursuant to the terms of this Agreement); provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party (i) that results from the gross negligence or willful misconduct of such Purchaser Indemnified Party or (ii) to the extent resulting from acts or omissions of Seller or any of its Affiliates based upon written instructions from any Purchaser Indemnified Party (unless Seller is otherwise liable for such Losses pursuant to the terms of this Agreement). Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by the applicable Seller Party to such Purchaser Indemnified Party upon demand. Other than with respect to [*], in no event shall the maximum aggregate amount of Losses that may be recovered by the Purchaser Indemnified Parties under this Agreement pursuant to [*].
Section 8.2Indemnification by Purchaser. The Purchaser agrees to indemnify and hold each of Seller Party and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and Controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including reasonable attorneys’ fees) awarded against or incurred or suffered by such Seller Indemnified Party, arising out of, or involving any claim, demand, action or proceeding arising out of (a) any breach of any representation, warranty or certification made by Purchaser in, or pursuant to, any of the Transaction Documents (including

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

certificates or other written documentation delivered thereunder), (b) any breach or default by Purchaser in respect of any covenant or agreement made by Purchaser in any Transaction Document, (c) any fees, expenses, costs, liabilities or other amounts incurred or owed by Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by the Transaction Documents, and (d) acts or omissions of any Seller Party or any of its Affiliates based upon written instructions from any Purchaser Indemnified Party (unless such Seller Party is otherwise liable for such Losses pursuant to the terms of this Agreement); provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (i) that results from the gross negligence or willful misconduct of such Seller Indemnified Party, (ii) to the extent resulting from the performance by any Seller Party or any of its Affiliates or the failure of any Seller Party or any of its Affiliates to perform any of its obligations under, or any breach of any of the Seller Parties’ representations and warranties in, any of the Transaction Documents, or (iii) to the extent resulting from acts or omissions of Purchaser or any of its Affiliates based upon the written instructions from any Seller Indemnified Party (unless Purchaser is otherwise liable for such Losses pursuant to the terms of this Agreement). Any amounts due to any Seller Indemnified Party hereunder shall be payable by Purchaser to such Seller Indemnified Party upon demand.

Section 8.3Procedures. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 8.1 or Section 8.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 8.1 or Section 8.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such failure. In the event that any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 8.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to join in or assume (at the indemnified party’s sole discretion) the defense thereof, with counsel selected by such indemnifying party. If assumed, counsel reasonably satisfactory to the indemnified party shall be selected, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VIII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party. It is agreed that the indemnifying party

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm at the same time (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but, if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

Section 8.4Exclusive Remedy. Subject to Section 9.3, following the Closing, the indemnification afforded by this Article VIII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Seller Indemnified Party or Purchaser Indemnified Party (as applicable) in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a Party hereto in, or pursuant to, any of the Transaction Documents (including certificates or other written documentation delivered thereunder), or any breach or default in respect of any covenant or agreement by a Party hereto pursuant to any Transaction Document or a License Agreement. Notwithstanding the foregoing, the limitations set forth in this Section 8.4 shall not apply to a Party’s claim for indemnification hereunder in the case of fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct. In addition, it is understood and agreed among the Seller Parties and Purchaser that, notwithstanding this Section 8.4, Purchaser may exercise any remedies available to it at law or in equity in the event that (a) a Bankruptcy Event has occurred with respect to any Seller Party or (b) the first priority security interest granted to Purchaser pursuant to Section 2.1(c) shall cease to create, or shall be asserted by any Seller Party not to create, in the event that the transfer contemplated by this Agreement is held not to be a true sale, a valid, perfected, first priority security interest in the Purchased Royalty Payments, except to the extent that any such loss of perfection or priority results from the failure of Purchaser to make related filings or to continue previously filed financing statements and other documents prior to the expiration thereof.
Section 8.5No Consequential Damages. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS Section 8.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS Article VIII. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

THE PURCHASED ROYALTY PAYMENTS OR THE APPLICABLE NET PRESENT VALUE RELATED THERETO ARE NOT SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS AND CONSTITUTE A REASONABLE MEASURE OF DAMAGES IN THE EVENT ANY SELLER PARTY IS LIABLE FOR THEIR LOSS UNDER THE TERMS OF THIS AGREEMENT, INCLUDING ARTICLE VIII.

Section 8.6Right to Set-Off Damages.  Purchaser shall have the right to set-off the amount of any Losses suffered by a Purchaser Indemnified Party against any payments due from Purchaser to Seller under the terms of any of the Transaction Documents. Without limiting the generality of the forgoing, in the event that any royalties payable by Checkmate under the Checkmate License Agreement are reduced pursuant to Section 10.3.1(a) of the Checkmate License Agreement as a result of or based on a breach by Seller of the Checkmate License Agreement, then without limiting any of Purchaser’s other rights and remedies hereunder or in any of the Transaction Documents, Purchaser shall be entitled to offset and credit the full amount of any such reductions in royalties against any amounts due or payable by Purchaser to Seller hereunder, including against any Kuros Milestone Payments described in Section 2.2(b) of this Agreement; provided, that, upon any such offset, Purchaser shall provide notice to Seller of the amount of any such offset and the basis for such offset.
Article IX
MISCELLANEOUS
Section 9.1Termination after the Closing Date. After the Closing Date, this Agreement shall terminate [*] months following the full payment and satisfaction of any amounts due to the Purchaser under the License Agreements and receipt by Purchaser of all payments of the Purchased Royalty Payments to which it is entitled pursuant to the terms of this Agreement. In the event of the termination of this Agreement pursuant to this Section 9.1, this Agreement shall become void and of no further force and effect, except for those rights and obligations that have accrued prior to the date of such termination or relate to any period prior thereto, including the payment in accordance with the terms hereof of the Purchased Royalty Payments or other monetary payment on account of the Purchased Royalty Payments, payment of any portion of the Purchase Price that remains unpaid or any other remaining payments outstanding on the date of termination pursuant to the terms of this Agreement. Notwithstanding the foregoing, (a) the rights and obligations of the parties arising under [*] shall survive such termination until [*]) years after the termination of this Agreement; (b) Article I, Article VIII, and Article IX shall survive such termination; and (c) other than with respect to the surviving provisions enumerated in clause (a) and (b) above, there shall be no liability on the part of any Party hereto, any of its Affiliates or Controlling Persons or any of their respective officers, directors, equity-holders, debtholders, members, partners, Controlling Persons, managers, agents or employees, other than as provided for in this Section 9.1. Nothing contained in this Section 9.1 shall relieve any Party hereto from liability for any breach of this Agreement that occurs prior to such termination, which liability shall survive such termination.
Section 9.2Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificate or other written documentation delivered pursuant thereto shall survive the Closing, shall continue in full force and effect and any Party hereto shall be entitled to recover any Losses related thereto until the termination of this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Agreement pursuant to Section 9.1 hereof. The rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any Knowledge of Purchaser, or knowledge with respect to any other Person, acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

Section 9.3Specific Performance; Equitable Relief. Each of the Parties acknowledges that the other Party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement and to pursue any other equitable remedies including injunction. Each of the Parties hereto may pursue such specific performance or other equitable remedies without going through any of the procedures set forth in Article VIII.
Section 9.4Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through registered, certified or first-class mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the Party to which sent or (d) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt, in each case, confirmed in writing as above with a copy emailed and addressed to the recipient as follows:

if to Seller, to:

c/o Kuros Biosciences A.G.
Wagistrasse 25,
8952 Schlieren,
Switzerland
Attention: [*]
Telephone: [*]
Email: [*]

with a copy to (which shall not constitute notice):

Cooley LLP
11951 Freedom Drive
Reston, VA  20190-5656
Attention: Kenneth Krisko
Telephone: (703) 456-8581
Facsimile: (703) 319-8160
Email: kkrisko@cooley.com

if to Purchaser, to:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

XOMA (US) LLC
2200 Powell Street, Suite 310
Emeryville, CA 94608
Attention: Legal Department
Telephone: [*]
Facsimile: [*]
Email: [*]

with a copy to (which shall not constitute notice):

Paul Hastings LLP
4747 Executive Drive
Twelfth Floor
San Diego, CA 92121
Attention: Deyan Spiridonov, Esq.
Telephone: (858) 458-3000
Email: spiri@paulhastings.com

Each Party may, by notice given in accordance herewith to the other Party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent. Notwithstanding the foregoing, Seller and Purchaser may deliver reports and notices required under Section 5.1 via email provided that the parties shall have agreed in writing upon mutually acceptable procedures for such delivery.

Section 9.5Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in the penultimate sentence of this Section 9.5, Seller shall not be entitled to transfer or assign (including by merger, consolidation, operation of law or otherwise) any of Seller’s obligations and rights under this Agreement, without the written consent of the Purchaser. Purchaser may assign any of its rights to receive the Purchased Royalty Payments hereunder, in whole or in part, to any Third Party. Purchaser shall give notice of any such assignment to Seller promptly after the occurrence thereof. Notwithstanding the foregoing, either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to an entity that acquires all or substantially all of the business or assets of the assigning party to which this Agreement pertains in connection with (i) the transfer or sale of all or substantially all of its business, or (ii) in the event of its merger, consolidation, change in control or similar transaction, in the case of each of (i) and (ii), if and only if any such permitted assignee assumes unconditionally in a written document all obligations of its assignor under this Agreement and delivers to the non-assigning Party hereto such written document at least [*] Business Days prior to the consummation of the applicable transaction. Any purported assignment in violation of this Section 9.5 shall be null and void ab initio.
Section 9.6Nature of Relationship. The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in any filing with any Governmental Authority.

Section 9.7Entire Agreement. This Agreement together with the Exhibits hereto (which are incorporated herein by reference), the CDA, and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements (except for the CDA), understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties hereto and the other Persons referenced in Article VIII any rights or remedies hereunder.
Section 9.8Governing Law.
(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court located in the Southern District of New York. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(c)Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.8. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each of the Parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law.
Section 9.9Confidentiality.  All Confidential Information (as defined in the CDA) exchanged by the Parties hereto, including Third Party Confidential Information, for purposes of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

fulfilling this Agreement, shall remain in the ownership of the originating Party, shall be considered and be maintained as Confidential Information as specified in that certain Mutual Confidentiality Agreement (“CDA”) dated [*], between the Parties, which is incorporated herein in its entirety by reference. The Parties agree that the term of the CDA shall be extended to run concurrently with the term of this Agreement and for a period of (a) [*] years thereafter with respect to all Confidential Information that is not Third Party Confidential Information, and (b) [*] years thereafter with respect to any Third Party Confidential Information, and expressly be amended to further include the obligation to use Confidential Information only for the purpose of fulfilling obligations hereunder, and shall not otherwise be used for the benefit of the Party receiving Confidential Information or for the benefit of a Third Party without prior written approval from the Party disclosing the Confidential Information.  “Third Party Confidential Information” means information of Checkmate provided by any Seller Party to Purchaser pursuant to, or in contemplation of, this Agreement; provided, that “Third Party Confidential Information” shall not include such information of Checkmate that (x) is or becomes available to the public, other than as a result of disclosure by Purchaser in violation of this Agreement, or (y) is independently developed by Purchaser without use of or reference to the Checkmate’s information.  With respect to the Third Party Confidential Information, (a) Purchaser shall not disclose any of the Confidential Information except in compliance with the CDA, (b) Purchaser shall protect such Third Party Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care, and (c) Purchaser may disclose the Third Party Confidential Information to the extent required by law or court order; provided, however, that Purchaser promptly provides Seller with prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Third Party Confidential Information from public disclosure.

Section 9.10Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.
Section 9.11Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.
Section 9.12Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

any other right, power or privilege. No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 9.13Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.
Section 9.14Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
Section 9.15No Presumption Against Drafting Party. Each of the Parties hereto acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or any other Transaction Document against the drafting party has no application and is expressly waived.

[SIGNATURE PAGE FOLLOWS]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

KUROS BIOSCIENCES AG

By: _/s/ Joost Dick de Bruijn_
Name: Joost Dick de Bruijn
Title: Member of the Board of Directors and Chief Executive Officer

By: _/s/ Alistair Irvine_
Name: Alistair Irvine
Title: Chief Business Officer

KUROS US LLC

By: _/s/ Joost Dick de Bruijn_
Name: Joost Dick de Bruijn
Title: President and Chief Executive Officer

KUROS ROYALTY FUND (US) LLC

By: _/s/ Joost Dick de Bruijn_
Name: Joost Dick de Bruijn
Title: President and Chief Executive Officer

XOMA (US) LLC

By: _/s/ James R. Neal___________
Name: James R. Neal
Title: Chief Executive Officer

[Signature Page to Royalty Purchase Agreement]